As Filed with the Securities and Exchange Commission on September 16, 1998
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                             REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                              UNISTAR GAMING CORP.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                    7999                         13-3808625
 ---------------------------------   ------------------------------------------- -------------------
   (State or other jurisdiction      (Primary Standard Industrial Classification  (I.R.S. Employer
 of incorporation or organization)                  Code No.)                    Identification No.)

                                  ------------

                            478 Wheelers Farms Road
                               Milford, CT 06460
                                  203-876-7600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael W. Yacenda
                              Unistar Gaming Corp.
                            478 Wheelers Farms Road
                           Milford, Connecticut 06460
                                 (203) 876-7600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

                             COPIES OF ALL COMMUNICATIONS TO:

      Barbara C. Anderson               Thurston R. Moore, Esq.           Michael W. Yacenda
EXECUTONE Information Systems, Inc.        Hunton & Williams             Unistar Gaming Corp.
    478 Wheelers Farms Road          Riverfront Plaza, East Tower       478 Wheelers Farms Road
  Milford, Connecticut 06460             951 East Byrd Street         Milford, Connecticut 06460
        (203) 876-7600                 Richmond, Virginia 23219             (203) 876-7600
                                            (804) 788-8295

                                          ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. | |

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                              CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
    Title of Each Class of      Amount To           Proposed Maximum          Proposed Maximum               Amount of
Securities To Be Registered   Be Registered   Offering Price Per Unit(1)  Aggregate Offering Price(1)   Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock                  9,953,251 shares          $.25                      $2,488,313                 $734.05
----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase         9,953,251 rights           N/A                         N/A                        N/A
Rights(2)
----------------------------------------------------------------------------------------------------------------------------
Subscription Rights(3)       49,766,255 rights           N/A                         N/A                        N/A
----------------------------------------------------------------------------------------------------------------------------

     (1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.
     (2)The Common Stock Purchase Rights issued pursuant to the terms of the Stockholder Rights Plan will be attached to and trade with the shares of Common Stock described above.
     (3)Evidencing the rights to subscribe for the 9,953,251 shares of Common Stock described above.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  Subject to Completion, dated September 16, 1998
PROSPECTUS
                                9,953,251 Shares

                                     [LOGO]

                              UNISTAR GAMING CORP.
                                  COMMON STOCK
       (AND 49,766,255 RIGHTS TO ACQUIRE UP TO 9,953,251 OF SUCH SHARES)

                                  ------------

     Unistar Gaming Corp. ("Unistar") is granting at no cost to you, as a holder of common stock of EXECUTONE Information Systems, Inc. ("Executone"), transferable rights ("Rights") to purchase shares of common stock of Unistar, par value $0.01 per share ("Unistar Common Stock"). As an Executone stockholder, you will receive one Right for every share of Executone common stock, par value $0.01 per share ("Executone Common Stock"), that you own as of ___________, 1998 (the "Offering Record Date"). Each five Rights will entitle the holder thereof (the "Holder") to purchase one share of Unistar Common Stock at a subscription price of $0.25 per share, or $.05 per Right (the "Subscription Price"). Up to 9,953,251 shares of Unistar Common Stock will be offered in the Rights offering (the "Offering"). If shares of Unistar Common Stock remain unsold after the Offering, Unistar Buying Group, LLC, a limited liability company owned by certain holders (the "Executone Preferred Holders") of Executone Cumulative Convertible Preferred Stock, Series A (the "Executone Series A Preferred Stock"), and Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock"), will purchase such remaining unsold shares at the Subscription Price pursuant to a Standby Agreement between Unistar and Unistar Buying Group, LLC, dated _________, 1998.

                                  ------------

    YOU SHOULD CAREFULLY CONSIDER THE RISKS THAT ARE DISCUSSED UNDER THE CAPTION
         "RISK FACTORS" BEGINNING ON PAGE 6. THESE SECURITIES HAVE NOT BEEN
               APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
                 COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                      ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                         ANY REPRESENTATION TO THE CONTRARY
                               IS A CRIMINAL OFFENSE.

                    Exercise and    Proceeds to
                    Offer Price       Unistar
                  --------------------------------

Per Share*              $.25           $.25
Total                $2,488,313     $2,488,313

*Five Rights and $.25 entitle the holder to purchase one share of Unistar Common Stock. It is estimated that a total of 11,709,707 shares of Unistar Common Stock will be issued and outstanding after completion of the Offering, based on 49,766,255 shares of Executone Common Stock issued and outstanding as of July 31, 1998.

     The exercise period (the "Exercise Period") for the Rights will expire at 5:00 p.m., New York City time, on ________, 1998 (the "Expiration Date"). Once a Holder exercises a Right and such exercise is accepted by Unistar, such Holder may not withdraw the exercise. There is no minimum number of shares that must be subscribed for in the Offering for the Offering to be consummated.

     Unistar has filed a Registration Statement with the Securities and Exchange Commission covering the Rights and the 9,953,251 shares of Unistar Common Stock. Before the Offering, the Unistar Common Stock has not been listed on any stock exchange or the Nasdaq Stock Market. The Rights and the Unistar Common Stock have been approved for quotation on the Nasdaq Stock Market.

               The Date of this Prospectus is ____________, 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(continued from Cover Page)

     The number of Rights that will be granted to the holders of Executone Common Stock will be calculated based upon the number of shares of Executone Common Stock that are outstanding on __________, 1998, the Offering Record Date. If there are fewer than or more than 49,766,255 shares of Executone Common Stock outstanding on the Offering Record Date, Unistar will grant fewer than or more than 49,766,255 Rights in the Offering. It is estimated that a total of 9,953,251 shares of Unistar Common Stock will be sold in the Offering. The actual number of shares of Unistar Common Stock that will be sold in the Offering will depend upon the actual number of shares of Executone Common Stock outstanding on the Offering Record Date.

     After the Offering, and after the completion of its fiscal year, Unistar intends to send to each of its stockholders an annual report containing financial statements that have been examined and reported upon, with an opinion expressed by, Unistar's independent auditors, Arthur Andersen LLP.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE UNISTAR COMMON STOCK, INCLUDING INITIATING BIDS OR EFFECTING PURCHASES ON THE NASDAQ STOCK MARKET FOR THE PURPOSE OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE UNISTAR COMMON STOCK.

                              TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1
      The Company............................................................1
      The Offering...........................................................1
RISK FACTORS.................................................................6
      No Prior Market for Unistar Common Stock...............................6
      Potential Volatility of Unistar Stock Price............................6
      No Assurance that Value of Unistar Common Stock at June 30, 1998, will reflect Market Prices Following the Offering......................6
      No Arms-Length Negotiation of Related Agreements.......................6
      Unavailability of Executone's Financial and Other Resources............7
      Dependence upon Key Personnel..........................................7
      Certain Antitakeover Effects of Certain Provisions of Unistar's
      Certificate of Incorporation and Unistar's Bylaws......................7
      Legal Matters..........................................................7
      Competition............................................................9
      Government Regulation and Legislation..................................9
      Market Development.....................................................9
      Concentration in Single Industry......................................10
      No Assurance of Additional Contracts..................................10
      Share Exchange........................................................10
THE OFFERING................................................................10
      Purpose of the Offering...............................................10
      Exercise of the Rights................................................11
      Transfer of the Rights................................................12
      Additional Information................................................12
      Unsubscribed Shares of Unistar Common Stock...........................12
FEDERAL INCOME TAX CONSEQUENCES.............................................13
      Issuance of Rights to Holders of Executone Common Stock...............13
      Exercise of Rights....................................................13
      Sale or Expiration of Rights..........................................13
THE COMPANY.................................................................14
USE OF PROCEEDS.............................................................14
DISTRIBUTION POLICY.........................................................14
CAPITALIZATION..............................................................15
UNISTAR OPERATIONS UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...16 UNISTAR OPERATIONS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION...19 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS...............................................................20
      Introduction..........................................................20
      Years Ended December 31, 1997, 1996 and 1995..........................20
      Six Months Ended June 30, 1998 and 1997...............................23
      Forward-Looking Statements............................................26
ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING.........27
      Reorganization Agreement..............................................27
      Services Agreement....................................................28
      Tax Sharing Agreement.................................................28
BUSINESS AND PROPERTIES OF UNISTAR..........................................29
      Products..............................................................29
      Competition...........................................................32
      Patents, Trademarks and Copyrights....................................32
      Employees.............................................................32
      Unistar Properties....................................................32
      The National Indian Lottery...........................................32
MANAGEMENT OF UNISTAR.......................................................35
      Advisory Board........................................................35
      Directors and Officers................................................35
      Certain Board Committees..............................................36
      Compensation Committee Interlocks and Insider Participation...........36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................36



                                      (i)

EXECUTIVE COMPENSATION......................................................37
      Compensation of Directors.............................................37
      Compensation of Executive Officers....................................38
      Option Grants.........................................................39
      Employment Agreements and Transition Retention Plans..................39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF UNISTAR COMMON STOCK
AND UNISTAR PREFERRED STOCK.................................................42
      By Management.........................................................42
      By Others.............................................................43
DESCRIPTION OF UNISTAR CAPITAL STOCK........................................44
      Unistar Preferred Stock...............................................44
      Unistar Common Stock..................................................45
      Stockholder Rights Plan...............................................45
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR
CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN....................47
AND THE GENERAL CORPORATION LAW OF DELAWARE.................................47
      General...............................................................47
      Classified Board of Directors.........................................48
      Removal of Directors; Filling Vacancies...............................48
      Special Meetings......................................................48
      Advance Notice Provisions for Stockholder Proposals and Stockholder
      Nominations of Directors..............................................49
      Preferred Stock.......................................................49
      Certain Voting Requirements...........................................50
      Stockholder Rights Plan...............................................50
      Delaware General Corporation Law......................................50
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................50
      Limitation of Liability of Directors..................................50
      Indemnification of Directors and Officers.............................50
LEGAL MATTERS...............................................................50
EXPERTS.....................................................................50
ADDITIONAL INFORMATION......................................................51


                                      (ii)

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) contained elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) a subscription price of $.25 per share of Unistar Common Stock, (ii) 49,766,255 shares of Executone Common Stock are issued and outstanding and (iii)the exchange of all outstanding shares of Executone Cumulative Convertible Preferred Stock, Series A (the "Executone Series A Preferred Stock"), and Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock").

                                 The Company

     Unistar Gaming Corp., a Delaware corporation ("Unistar"), is currently a wholly-owned subsidiary of EXECUTONE Information System, Inc., a Virginia corporation ("Executone"). After the date of the closing (the "Closing Date") of the Offering (as hereinafter defined), Executone will no longer have any ownership interest in Unistar. Unistar has developed a client server based gaming system (the "System") initially focused on the production, delivery and billing of lottery games. The architecture of the System allows the addition, deletion and substitution of games offered. The games are played using a personal computer connected by the Internet, a kiosk connected by a local area network ("LAN") or a telephone connected through the public telephone network. Unistar's product development efforts are devoted to continual improvement in all aspects of the System. Unistar is pursuing the sale or license of its technology and the System worldwide primarily to state lotteries, international lotteries and other potential customers. UniStar Entertainment, Inc., Unistar's wholly-owned subsidiary ("UniStar Entertainment"), has entered into an exclusive contract (the "Management Agreement") ending January 2003 to design, develop, finance and manage the National Indian Lottery (the "Lottery") of the Coeur d'Alene Tribe of Idaho (the "CDA" or the "Tribe"), the implementation of which is the first application of the System. UniStar Entertainment provides development and management of the software, network design and call center applications for the Lottery's operations. In return for providing these management services, the CDA has agreed to pay UniStar Entertainment a fee equal to 30% of the profits of the Lottery. The Lottery has commenced operations but is not yet profitable. In an attempt to block the Lottery, certain states issued letters under 18 U.S.C. Section 1084 ("Section 1984) to prevent the long-distance carriers from providing toll-free telephone service to the Lottery and the States of Missouri and Wisconsin have filed suit against the Lottery. See "RISK FACTORS--Legal Matters."

                                 The Offering

Description of the Rights Offering....  Each holder of shares of Executone common stock, $.01 par value per share
                                        ("Executone Common Stock"), on
                                        __________, 1998 (the "Offering Record
                                        Date"), will receive one right (each, a
                                        "Right") for every share of Executone
                                        Common Stock owned (the "Offering").
                                        Each five Rights entitle the holder
                                        thereof (the "Holder") to purchase one
                                        share of Unistar common stock, $.01 par
                                        value per share ("Unistar Common Stock")
                                        at a subscription price of $.25, or $.05
                                        per Right.

Subscription Price....................  The subscription price per share of
                                        Unistar Common Stock (the "Subscription
                                        Price") will be $.25, or $.05 per Right.

Exercise Period.......................  The Rights will only be exercisable from the period (the "Exercise Period")
                                        beginning on __________, 1998, and
                                        ending on __________, 1998 at 5:00 p.m.,
                                        New York City time (the "Expiration
                                        Date").

How Rights Will be Evidenced..........  Each Holder will receive a certificate representing the Rights.



                                       1




Purchase of Unsubscribed Shares.......  In the event that not all of the Rights are exercised during the Exercise
                                        Period, Unistar Buying Group, LLC, a
                                        limited liability company owned by
                                        certain holders of Executone Preferred
                                        Stock, will purchase the remaining
                                        unsold shares of Unistar Common Stock at
                                        the Subscription Price pursuant to a
                                        Standby Agreement between Unistar and
                                        Unistar Buying Group, LLC, dated
                                        _______, 1998 (the "Standby Agreement").

Number of Shares of Common Stock        9,953,251 shares of Unistar Common Stock
 Offered in the Offering..............  will be offered in the Offering.

Number of Shares of Common Stock        Approximately 11,709,707 shares of
 to be Outstanding After the Offering.  Unistar Common Stock will be issued and outstanding after the Offering. In addition
                                        to the shares of Unistar Common Stock offered
                                        in the Offering and that may be purchased
                                        pursuant to the Standby Agreement, holders of
                                        Executone Preferred Stock, in exchange for
                                        their shares of Executone Preferred Stock, will
                                        receive as of the Closing Date pursuant to the
                                        Exchange Agreement (as defined herein) 15%
                                        of the outstanding shares of Unistar Common
                                        Stock and all shares of Unistar's Cumulative
                                        Convertible Preferred Stock, Series A (the
                                        "Unistar Preferred Stock"), which may be converted,
                                        subject to certain conditions, into that number of
                                        shares of Unistar Common Stock such that, upon
                                        conversion, the holders of the Executone Preferred
                                        Stock will own 34% of the outstanding Unistar
                                        Common Stock, excluding any additional shares
                                        of Unistar Common Stock issued after the
                                        Closing Date. See "CERTAIN RELATIONSHIPS AND
                                        RELATED TRANSACTIONS."

Sale of Rights........................  The Rights are transferable until the last business day prior to the Expiration Date.

Use of Proceeds.......................  For working capital and for general corporate purposes.

Risk Factors..........................  See "Risk Factors" beginning on page 6 for a discussion of factors to be
                                        considered in connection with the
                                        Offering and the exercise of the Rights.

Nasdaq Stock Market Symbols...........  The Rights are authorized for trading on the Nasdaq Stock Market under the symbol
                                        ______ and the Unistar Common Stock is
                                        authorized for trading on the Nasdaq
                                        Stock Market under the symbol _____

                              Unistar Operations
                        Summary Financial Information

     The following summary financial data of Unistar should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements and the related notes thereto included on pages F-1 to F-26.

     Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the National Indian Lottery (See Notes 3 and 4 on pages F-7 and F-9, and Note 6 on page F-17), all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition.

     The capital structure that has existed prior to the Closing Date when Unistar's business operated as part of Executone is not relevant because it does not reflect Unistar's expected future capital structure as a separate, independent company. Accordingly, per share data has not been presented.

     The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if Unistar had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of Unistar's future performance as an independent company.

                            Summary Financial Data
                     Unistar Gaming Corp. and Subsidiary
                                 (Unaudited)
                                  ---------


                                       Post-acquisition                                Pre-acquisition
                   ---------------------------------------------------       --------------------------------
                        Six months ended           Year ended December             Year ended December 31,
                   ---------------------------     -------------------       --------------------------------
                   June 30, 1998 June 30, 1997      1997         1996        1995(a)       1994          1993
                   ------------- -------------      ----         ----        -------       ----          ----
Summary of Operations
Revenues            $         -  $         -   $         -  $         -  $         -   $         -   $       -
Net Loss               (413,000)    (474,138)     (810,187)    (755,582)  (2,607,495)   (1,162,560)   (359,551)

Balance Sheet
Total Assets        $28,916,978  $21,079,226   $24,090,424  $18,158,022  $    84,303   $    27,708   $   1,876
Long-Term Debt          372,156      353,917       433,068            -            -             -           -
Divisional Control/
      Equity         26,116,921   19,815,836    22,744,494   17,081,807      (48,941)     (578,335)   (359,551)


(a) Executone acquired Unistar on December 19, 1995. Accordingly, the pre-acquisition balance sheet and income statement data is as of and for the period ended December 19, 1995.

                           National Indian Lottery
                        Summary Financial Information

     UniStar Entertainment has an exclusive five-year Management Agreement with the CDA to design, develop, finance and manage the Lottery. In return for these services, the Lottery will pay UniStar Entertainment a fee equal to 30% of net
revenues during the five-year term ending January 2003.   While the Lottery has
yet to make any profit distributions to Unistar, the following information represents the summary operating results for the first four quarters of the Lottery's operations. This summary data should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements of the National Indian Lottery and the related notes thereto included on pages F-17 to F-26.


                          Summary Operating Results
                           National Indian Lottery
                                 (Unaudited)
                                  ---------

                                                              Three Months Ended
                                 ---------------------------------------------------------------------
                                 June 30, 1998   March 31, 1998  December 31, 1997  September 30, 1997
                                 -------------   --------------  -----------------  ------------------
Revenues                          $ 3,570,368      $ 2,922,666      $ 1,253,975          $ 537,645
Cost of Revenues (prizes awarded)   3,267,346        2,487,331        1,158,839            455,915
Gross Profit                          303,022          435,335           95,136             81,730
Net Loss                          $(1,965,262)     $(1,218,798)     $(1,238,233)         $(772,270)

                              Unistar Operations
                     Summary of Pro Forma Financial Data
                                 (Unaudited)

     The following unaudited summary pro forma financial data make adjustments to the historical balance sheet as if the Offering had occurred on June 30, 1998. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION" for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. The pro forma financial statements of Unistar may not reflect the future results of operations or financial condition of Unistar or the results of operations had Unistar been a separate independent company during such period.

                                                              June 30, 1998
                                                            ------------------

Balance Sheet Data
   Cash................................................      $  5,500,000
   Current Assets......................................         5,501,625
   Total Assets........................................        34,416,978
   Current Liabilities.................................                 -
   Long-term debt......................................           372,156
   Stockholders' equity................................        31,871,607

                                 RISK FACTORS

     Readers should be aware of the following risk factors to which Unistar has been subject in the past, is currently and may in the future be subject, and that could materially adversely affect the performance of Unistar. Unistar also cautions readers that, in addition to the historical information included herein, this Prospectus includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Prospectus, the words "anticipate," "intend," "plan," "believe," "estimate," "future," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including, but not limited to, the following factors that could cause Unistar's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of Unistar.

No Prior Market for Unistar Common Stock

     There is no current public market for Unistar Common Stock. Although it is anticipated that Unistar Common Stock will be listed with the Nasdaq Stock Market, there can be no assurance that an active trading market for Unistar Common Stock will develop or be sustained following the Offering nor can there be any assurance as to the prices at which Unistar Common Stock will trade following the Offering.

Potential Volatility of Unistar Stock Price

     Until the Unistar Common Stock is fully distributed and an orderly market develops, the prices at which the Unistar Common Stock trades may fluctuate significantly. The Board of Directors of Executone (the "Executone Board") has estimated that Unistar will have an aggregate market value of $15 million to $20 million based on the recommendation of the Special Committee of the Executone Board, consisting of directors Stanley M. Blau, Thurston R. Moore and Richard Rosenbloom. This estimate of the aggregate market value would result in a market value per share of Unistar Common Stock ranging from $1.28 to $1.71 based on 11,709,707 shares of Unistar Common Stock estimated to be outstanding after the Offering. There can be no assurance that the estimated value will have any relationship to the prices at which Unistar Common Stock will trade following the Offering. Prices for Unistar Common Stock will be determined in the trading markets, to the extent that such markets exist, and may be influenced by many factors, including the depth and liquidity of the market for Unistar Common Stock and investor perceptions of Unistar. In addition, there is no assurance that the combined prices of Unistar Common Stock and the Executone Common Stock following the Offering will be equal to or greater than the trading price of Executone Common Stock prior to the Offering.

     Because Executone stockholders generally may be obligated to pay Federal income taxes on the Rights, it is possible that there may be a larger number of sellers of Unistar Common Stock than buyers following the Offering due to the needs of stockholders to generate the cash necessary to make tax payments. This circumstance could also tend to depress the market price of Unistar Common Stock. See "Federal Income Tax Consequences."

No Assurance that Value of Unistar Common Stock at June 30, 1998, will reflect Market Prices Following the Offering

     The range of values of Unistar Common Stock (the "Range") estimated by the Executone Board in connection with the Offering only reflects an estimate of the likely range of fair market values of Unistar Common Stock as of June 30, 1998. The Range does not take into account changes occurring since June 30, 1998. The Range is also based on a number of judgments and assumptions and therefore no assurance can be given that the Range reflects the prices at which Unistar Common Stock will be traded on or following the Offering Date. See "THE OFFERING."

Legal Matters

     On September 14, 1998, the Tribe, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the Lottery is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of counsel, that the operation of the Lottery is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. As in the case of other pending actions, a decision in this proposed proceeding against the Tribe and Unistar would have a material adverse effect on Unistar's current business, financial position and results of operations. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar.

     On October 16, 1995, the Tribe filed an action entitled Coeur d'Alene Tribe
v. AT&T Corp. in the Tribal Court, located in Plummer, Idaho (Case No. C195-097): (i) requesting a ruling that the Lottery is legal under the federal Indian Gaming Regulatory Act of 1988 ("IGRA"), that IGRA preempts state laws on the subject of Indian gaming, that 18 U.S.C. Section 1084 ("Section 1084") is inapplicable and that therefore the states lack authority to issue Section 1084 notification letters to any long-distance carrier; and (ii) seeking an injunction preventing AT&T from refusing to provide telephone service to the Lottery. This action was necessary because several long-distance network carriers had been sent Section 1084 letters by states opposed to the Lottery. These letters state that the Lottery is illegal under state and federal laws and prohibit the interstate telephone carriers from carrying "800 number" network traffic for the Lottery. Although in January 1998 the Tribe began to offer a weekly draw Lottery for which tickets could be purchased over the telephone, it has done so using a local telephone number, meaning that the Lottery's customers must pay toll charges for each call. The use of an "800" number for lottery ticket sales may not begin until resolution of this proceeding and agreement of a telephone network carrier to carry the telephone traffic of the Lottery.

     On February 28, 1996, the Tribal Court ruled: (i) that all requirements of IGRA have been satisfied; (ii) that Section 1084 is inapplicable and the states lack jurisdiction to interfere with the Lottery; and (iii) that AT&T cannot refuse service to the Lottery based upon Section 1084, an allegation that the Lottery is in violation of IGRA or the federal anti-lottery statutes. This ruling and a related order dated May 1, 1996 were subsequently appealed to the Tribal Appellate Court, which on July 2, 1997 affirmed the lower Tribal Court's May 1, 1996 ruling and analysis upholding the Tribe's right to conduct the telephone Lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment against the Tribe in the U.S. District Court for the District of Idaho, to obtain a federal court ruling on the validity and enforceability of the Tribal Court ruling. The Tribe has answered the complaint and filed a motion for partial summary judgment, which currently is pending. AT&T then filed a cross-motion for summary judgment. The attorneys general of nineteen states have been granted leave to submit a brief as amicus curiae in the case with respect to the Tribal Court's interpretation of IGRA. These matters are still pending.

     On May 28, 1997, the Attorney General of the State of Missouri brought an action in the Circuit Court of Jackson County, Missouri, against the CDA and UniStar Entertainment seeking to enjoin the Lottery games offered by the Tribe over the Internet and managed by UniStar Entertainment. The complaint also sought civil penalties, attorneys fees and court costs. The complaint alleges that the Lottery violates Missouri anti-gambling laws and that the marketing of the games violates the Missouri Merchandising Practices Act. UniStar Entertainment and the Tribe removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand back to the state court. The court also subsequently granted a motion to dismiss the Tribe from this case based on sovereign immunity. The court preliminarily denied a motion to dismiss UniStar Entertainment based on sovereign immunity, although the court indicated it might reconsider that decision. Unistar Entertainment filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the Tribe to the Eighth Circuit Court of Appeals.

     On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing federal case against UniStar Entertainment and the next day filed a new action against Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court. The State obtained a temporary restraining order from a state judge against Executone, UniStar Entertainment and two tribal officials enjoining the marketing of the Internet and telephone Lottery in the State of Missouri. On February 5, 1998, the U.S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Coeur Alene Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to state court or, in the alternative, to seek a preliminary injunction. Both the Eighth Circuit appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending federal legislation. See "Government Regulation and Legislation."
                                       6

     On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the Lottery offered by the Tribe on the Internet. The complaint alleges that the offering of the Lottery violates Wisconsin anti-gambling laws and that legality of the Lottery has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the Tribe have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the Tribe from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. The State of Wisconsin has appealed the dismissal of the Tribe to the Seventh Circuit Court of Appeals. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.

     Executone and Unistar have been advised by their outside counsel, Hunton & Williams, that based upon such firm's review of the applicable statutes, regulations and case law, the Tribe and UniStar Entertainment will likely prevail in the pending litigation. However, such opinion of counsel is not binding upon any court, government agency or other tribunal and is based upon limited precedental case law and existing statutes and regulations. Currently, there are two bills pending in Congress, Amendment 3266 to Senate appropriations bill S. 2260 (the "Kyl/Bryant Amendment") and H.B. 4427 (the "Goodlatte/McCollum Bill"). The Senate passed the Kyl/Bryant Amendment in July and the Goodlatte/McCollum Bill is currently pending in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the Lottery unlawful. It is anticipated that an amendment to the pending House bill will be offered to specifically exempt from the prohibitions contained in that bill Indian gaming conducted in accordance with IGRA. UniStar Entertainment and the Tribe believe that the Lottery is legal and intend to defend the right of the Tribe to offer the Lottery on the Internet and via the telephone. Based on the outcome of the pending legal actions that UniStar Entertainment anticipates will occur, UniStar Entertainment does not believe the outcome of this litigation will have a material adverse effect on UniStar Entertainment's consolidated financial position, results of operations or liquidity. However, if the ultimate outcome of the litigation, particularly the Idaho case, were unfavorable to Unistar, or adverse legislation is enacted, such outcomes could have a material adverse effect on Unistar's current business, financial position and results of operations. In addition, the pending litigation, as well as other litigation that could be brought by states or others opposed to the Lottery, could delay or suspend certain Lottery operations. It is impossible at this time to predict the nature or extent of any delays or suspension of operations that might occur.

No Arms-Length Negotiation of Related Agreements

     Unistar and Executone have entered into a number of agreements for the purpose of effecting the Offering and defining the ongoing relationship between them. These agreements consist of the Reorganization Agreement, Master Services Agreement and Tax Sharing Agreement (the "Related Agreements") described under "ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Executone in connection with its strategy to cause Unistar Common Stock to be offered to Executone stockholders in the Offering. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Unavailability of Executone's Financial and Other Resources

     Prior to the Offering, Executone has provided all of Unistar's financial support. Executone has agreed to continue to provide financial support to Unistar until the Closing Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Share Exchange Agreement, dated August 12, 1998 (the "Exchange Agreement"), between Executone and Unistar and Watertone Holdings L.P., Cooper Life Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M. Seslowe, 10-26 S. William Street Associates, Louis K. Adler and Resource Holdings Associates, the holders of the Executone Preferred Stock (the "Executone Preferred Holders"). Executone will also provide to Unistar, at the Closing Date, in accordance with the terms of the Exchange Agreement, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. Unistar will also receive the proceeds of the Offering, estimated to be approximately $2.5 million. Following the Closing Date, however, Unistar will no longer be a wholly-owned subsidiary of Executone and, other than as herein provided, will no longer be able to rely on Executone for financial support. Unistar also will not be able to benefit from its relationship with Executone to obtain credit for the purpose of supporting its operations.

Dependence upon Key Personnel

     Unistar is dependent upon the ability and experience of its executive officers. Unistar currently has employment contracts with three of Unistar's executive officers. The loss of the services of any or all of its executive officers or Unistar's inability in the future to attract and retain management and other key personnel could have a material adverse effect on Unistar.

Certain Antitakeover Effects of Certain Provisions of Unistar's Certificate of Incorporation and Unistar's Bylaws

     Certain provisions of Unistar's Amended and Restated Certificate of Incorporation (the "Unistar Certificate") and Unistar's Bylaws (the "Unistar Bylaws") may have the effect of making more difficult an acquisition of control of Unistar in a transaction not approved by the Board of Directors of Unistar (the "Unistar Board"). See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR CERTIFICATE , THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE." The Unistar Certificate would, in some circumstances, eliminate certain liabilities of Unistar directors in connection with the performance of their duties. See "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."

Share Exchange

     [Two-thirds of the] Executone Preferred Holders have entered into the Exchange Agreement with Executone and Unistar, pursuant to which Executone, in exchange for all of the outstanding shares of Executone Preferred Stock, will proportionately transfer to the Executone Preferred Holders: (i) shares of Unistar Common Stock, which shares, as of the Closing Date, will represent 15% of the outstanding shares of Unistar Common Stock (the "Original Issuance"), exclusive of any shares acquired pursuant to the Standby Agreement or through the Offering; and (ii) all shares of Unistar Preferred Stock. No fractional shares of Unistar Common Stock or Unistar Preferred Stock shall be issued. Upon the occurrence of certain events, the Executone Preferred Holders will be entitled to convert the Unistar Preferred Stock into that number of shares of Unistar Common Stock (the "Underlying Shares") such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the Unistar Common Stock, including only the Original Issuance and the Underlying Shares. Further, Unistar Buying Group, LLC, which is owned by certain Executone Preferred Holders, has agreed to purchase all unsubscribed shares of Unistar Common Stock pursuant to the Standby Agreement. Thus, depending upon the number of Executone stockholders that exercise their Rights and whether the Executone Preferred Holders convert their Unistar Preferred Stock, Executone Preferred Holders could own a substantial percentage of Unistar.

Competition

     Unistar has little competition in the development and management of authorized Indian lottery enterprises. The broader areas of development, licensing and management of gaming technology and the provision of gaming entertainment are highly competitive. The gaming market is served by the States through state-sponsored lotteries and by many domestic and foreign gaming companies, including several large land-based casino companies. All of these competitors have substantially more capital, and therefore more technology and marketing resources, than Unistar.

Government Regulation and Legislation

     The Lottery developed and managed by UniStar Entertainment for the Tribe is authorized under IGRA. In managing the Lottery, UniStar Entertainment must observe all laws and regulations applicable to the Lottery. IGRA established the jurisdictional and regulatory control for each class and created the National Indian Gaming Commission (the "NIGC") to enforce the provisions of IGRA. IGRA defines three classes of Indian gaming. Lotteries are defined as Class III gaming. Class III gaming is governed by the terms of the Tribe/State compact and the rules and regulations of the NIGC. The Lottery is also governed by the rules and policies promulgated by the Coeur d'Alene Tribal Council.

     In July 1998, the Senate passed the Kyl/Bryant Amendment and the Goodlatte/McCollum Bill is currently pending in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the Lottery unlawful. It is anticipated that an amendment to the pending House bill will be offered to specifically exempt from the prohibitions contained in that bill Indian gaming conducted in accordance with IGRA and Unistar is supporting efforts to include such an exemption in any legislation that is enacted. However, if adverse legislation is enacted, it could have a material adverse effect on Unistar's current business, financial position and results of operations.

Market Development

     In addition to the legal risks, there are market risks associated with the development of Unistar's business. Unistar is currently dependent exclusively upon the success of the Lottery for its profits. As of June 30, 1998, the registered customer base of the Lottery (including the instant and the weekly games) was approximately 22,000 established accounts with about 4,200 active players. Due to advertising, professional fees and other startup costs, the Lottery has yet to generate a profit. Because Unistar's revenues from the Management Agreement are a percentage of Lottery profits, Unistar has not recognized any revenue as of June 30, 1998. Unistar believes that there is a national market for the Lottery based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there can be no assurance that there will be acceptance of a telephone or Internet Lottery.

Concentration in Single Industry

     Unistar's current operating strategy is to focus on the production, delivery and billing of gaming technology. Although Unistar will seek to develop other lines of business from the existing Lottery business, Unistar is subject to risks associated with concentrating on a single industry. Therefore, the adverse effect on Unistar's operating revenue resulting from an economic downturn in the gaming industry would be more pronounced than if Unistar had diversified its line of business.

No Assurance of Additional Contracts

     Although Unistar believes it is well positioned in the event that the state and international lotteries decide to sell their tickets over the Internet, by telephone or through networked kiosks, there can be no assurance that the state and international lotteries will sell their tickets by these methods or, if sold by these methods, that such lotteries will enter into contracts with Unistar to utilize the System. Further, Unistar currently is relying exclusively on the Management Agreement the term of which ends in January 2003 for the generation of revenues. There can be no assurance that the Management Agreement will be renewed after the expiration of its term or that the Management Agreement will not be terminated in accordance with its terms during the term of the agreement.


                                  THE OFFERING

Purpose of the Offering

     Although the Offering is essentially an initial public offering directed to Executone stockholders, Executone and Unistar believe that the Offering provides several advantages over a traditional initial public offering. Executone and Unistar believe that the Offering gives Unistar the opportunity to offer Unistar Common Stock to investors who, as Executone stockholders, already have some knowledge of the business of Unistar, to distribute the securities to a broader stockholder base and to minimize costly underwriting discounts and commissions. In addition, Executone and Unistar prefer the Offering to a traditional initial public offering because it affords the Executone stockholders the opportunity to purchase shares of Unistar Common Stock at a nominal Subscription Price, while recognizing the initial cash needs of Unistar as an independent company. The structure of the Offering will permit those Executone shareholders who choose to participate to invest in Unistar at a price that is estimated to represent a substantial discount from the estimated market value. Executone and Unistar believe, however, that the structure of the Offering affords those Executone shareholders who do not choose to make a further investment in Unistar an opportunity to sell their Rights, at a price determined by the market to represent the value of the historical investment by the Executone shareholders in the Unistar business.

Exercise of the Rights

     Until ______________, 1998, each Holder may purchase one share of Unistar Common Stock at the Subscription Price for each five Rights, or the Holder may sell the Rights in the market. Unistar will not issue any fractional shares in the Offering. Each Holder should consult with an investment advisor.

     Nominees for beneficial holders of Executone Common Stock will receive Rights based upon the number of shares held by each beneficial holder individually.

     A Holder may exercise Rights at any time during the Exercise Period beginning on _________, 1998 and ending at 5:00 p.m., New York City time, on the Expiration Date. After the Expiration Date, a Holder will not be able to exercise or transfer the Rights and all Rights will be worthless. Unistar will not honor any Rights received for exercise by American Stock Transfer and Trust Company (the "Rights Agent") after the Expiration Date, regardless of when such Rights were sent to the Holder for exercise.

     A Holder may exercise the Rights by completing and signing the election to purchase form that appears on the back of each Rights certificate (each, an "Election Form"). The Holder must send the completed and signed form, along with payment in full of the Subscription Price for all shares that such Holder wishes to purchase to the Rights Agent. The Rights Agent must receive these documents and the payment by 5:00 p.m. on the Expiration Date. Unistar will not honor the exercise of Rights received by the Rights Agent after the Expiration Date.

     Unistar will, however, accept an exercise if the Rights Agent has received full payment of the Subscription Price for shares to be purchased through the exercise of Rights, and has received a letter or telegraphic notice from a bank, trust company or member firm of the New York Stock Exchange or the Nasdaq Stock Market setting forth the Holder's name, address and taxpayer identification number, the number of shares the Holder wishes to purchase, and guaranteeing that a properly completed and signed Election Form will be delivered to the Rights Agent by 5:00 p.m. on _________________, 1998. If the properly executed documents are not received by 5:00 p.m. on _______________, 1998, the subscriptions will not be accepted.

     To ensure timely delivery, each Holder should deliver Rights to the Rights Agent by overnight or express mail courier or registered mail. To exercise the Rights, the Holder should mail or deliver the Rights and payment for the Subscription Price to the Rights Agent as follows:

By Mail:                          By Hand:                          By Overnight Courier:
-------------------------------   -------------------------------   -------------------------------
American Stock Transfer & Trust   American Stock Transfer & Trust   American Stock Transfer & Trust
Company                           Company                           Company
40 Wall Street                    40 Wall Street, 46th Floor        40 Wall Street, 46th Floor
New York, New York 10005          New York, New York 10005          New York, New York 10005

     The Subscription Price must be paid in U.S. dollars by cash, check or money order payable to the "Unistar Escrow Account." Until the Offering is closed, each Holder's payment will be held in escrow by __________________, who will serve as the escrow agent of the Unistar Escrow Account.

     The Rights Agent will issue certificates to each Holder representing the Unistar Common Stock purchased through the exercise of Rights by ____________, 1998. Until such date, the Rights Agent will hold all funds received in payment of the Subscription Price in escrow and will not deliver any funds to Unistar until the shares of Unistar Common Stock have been issued.

     A broker or depository that holds Executone Common Stock for the account of others and that receives Rights certificates for the account of more than one beneficial owner should provide copies of this Prospectus to the beneficial owners and carry out their intentions as to the exercise or transfer of their Rights.

     Executone will decide all questions as to the validity, form, eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions) and acceptance of Election Forms. Executone will not accept any alternative, conditional or contingent exercises and reserves the absolute right to reject any exercise not properly submitted. In addition, Executone may reject any exercise if the acceptance of the exercise would be unlawful. Executone also may waive any irregularities or conditions in the exercise of shares of Unistar Common Stock, and its interpretations of the terms and conditions of the Offering shall be final and binding.

     Each Holder given notice of a defect in its exercise will have five business days after the giving of notice to correct it. The Holder will not, however, be allowed to cure any defect later than _____________, 1998. Executone is not obligated to give a Holder notification of exercise defects and will not consider an exercise to be made until all defects have been cured or waived. If an exercise is rejected, the payment of the Subscription Price will be promptly returned by the Rights Agent.

Transfer of the Rights

     A Holder may transfer all or a portion of his, her or its Rights by endorsing and delivering to the Rights Agent its Rights certificate. The Holder must properly endorse the certificate for transfer, the signature must be guaranteed by a bank or securities broker and the certificate must be accompanied by instructions to reissue the Rights in the name of the person purchasing the Rights. The Rights Agent will reissue certificates for the transferred Rights to the purchaser, and will reissue a certificate for the balance, if any, to such Holder if it is able to do so before the Expiration Date. The Holder will be responsible for the payment of any commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of its Rights. Unistar believes that a market for the Rights may develop during the Exercise Period. To facilitate the market, Unistar has received approval from the Nasdaq Stock Market to have the Rights listed for the period _______, 1998 through ________, 1998. Unistar has reserved ____________ as the symbol under which the Rights will trade. Any questions regarding the transfer of Rights should be directed to ____________________ at American Stock Transfer and Trust Company, Attention:
_________________, telephone number _________________.

Additional Information

     If a Holder wishes to receive additional copies of this Prospectus or additional information concerning the Offering, the Holder should contact ___________________ at ______________________, telephone number
_________________.

Unsubscribed Shares of Unistar Common Stock

     Pursuant to the Standby Agreement, Unistar Buying Group, LLC will purchase any shares of Unistar Common Stock that are not subscribed for at the end of the Exercise Period at the Subscription Price.

                       FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material federal income tax consequences to holders of Executone Common Stock who receive Rights in the Offering. The legal conclusions set forth in this summary are based on the advice of Hunton & Williams, counsel to Executone and Unistar. This summary does not address all tax consequences that may apply to a holder of Executone Common Stock, nor does it address tax consequences to (i) persons that do not hold shares of Executone Common Stock as capital assets, (ii) persons that may be subject to special treatment under United States federal income tax law, such as insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities, or (iii) persons that are not citizens or residents of the United States. This summary is based on current law, which is subject to change at any time. A change in law could be retroactive and could cause the federal income tax consequences to vary substantially from those described below.

     HOLDERS OF EXECUTONE COMMON STOCK ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE FEDERAL TAX CONSEQUENCES OF THE OFFERING, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Issuance of Rights to Holders of Executone Common Stock

     Based on a ruling of the Internal Revenue Service (the "IRS") regarding a substantially similar transaction, the issuance of the Rights should be treated for federal income tax purposes as if the Rights had been issued to Executone and then distributed to the holders of Executone Common Stock. Accordingly, each holder of Executone Common Stock should be treated as receiving from Executone a distribution in an amount equal to the fair market value, as of the date of issuance, of the Rights issued to the stockholder. An Executone stockholder's basis in such Rights will equal such fair market value.

     The amount deemed distributed to a holder of Executone Common Stock will be taxable as a dividend to the extent it is distributed from Executone's "earnings and profits," as computed for federal income tax purposes. Executone believes that it had no accumulated earnings and profits at the end of 1997. In that case, the distribution of Rights will be taxable as a dividend to the extent the distribution (plus any other distributions made by Executone to its stockholders in 1998) does not exceed Executone's earnings and profits for 1998, determined without regard to any deficit in earnings and profits existing at the end of 1997. To the extent the distribution of Rights is not from Executone's earnings and profits and therefore is not taxable as a dividend, the distribution will reduce (but not below zero) a stockholder's basis in the Executone Common Stock on which Rights are deemed distributed. If the non-dividend portion of the distribution exceeds the basis of such Executone Common Stock, the excess will be taxable as gain from the sale of the stock.

     The fair market value of the Rights on the date of issuance (and thus the amount deemed distributed by Executone) will not be known until the Rights have been issued, and the amount of Executone's earnings and profits for 1998 will not be known until 1998 has ended. In early 1999, Executone is to report to the IRS and to each record holder of Executone Common Stock (i) the total amount distributed to the stockholder in 1998 and (ii) the portion of such amount that is taxable as a dividend.

Exercise of Rights

     A Holder will not recognize gain or loss upon the exercise of Rights. The basis in shares of Unistar Common Stock acquired through the exercise of Rights will equal the sum of the exercise price plus the Holder's basis in the Rights exercised. The holding period for shares of Unistar Common Stock acquired through the exercise of Rights will begin on the date the Rights are exercised.

Sale or Expiration of Rights

     Upon a sale of Rights by a holder of Executone Common Stock, the seller will recognize short-term capital gain or loss equal to the difference between the amount realized for the Rights and the Holder's basis in the Rights. If Rights are never exercised and therefore expire, the Holder of such expired Rights will recognize short-term capital loss equal to the amount of the Holder's basis in the Rights on the Expiration Date.

                                 THE COMPANY

     Unistar began operations in 1993 and was acquired by Executone on December 19, 1995. Unistar has developed the System initially focused on the production, delivery and billing of lottery games. The architecture of the System allows the addition, deletion and substitution of games offered. The games are played using a personal computer connected by the Internet, a kiosk connected by a LAN or a telephone connected through the public telephone network. Unistar's product development efforts are devoted to continual improvement in all aspects of the System. Unistar is pursuing the sale of its technology and the System worldwide primarily to state lotteries, international lotteries and other potential customers. UniStar Entertainment entered into the Management Agreement with the Tribe to design, develop, finance and manage the Lottery, the implementation of which is the first application of the System. UniStar Entertainment provides development and management of the software, network design and call center applications for the Lottery's operations. In return for providing these management services, the Tribe has agreed to pay UniStar Entertainment a fee equal to 30% of the profits of the Lottery for a five-year term ending January 2003. The Lottery has commenced operations but is not yet profitable. In an attempt to block the Lottery, certain states issued letters under Section 1084 to prevent the long-distance carriers from providing toll-free telephone service to the Lottery and the States of Missouri and Wisconsin have filed suit against the Lottery. See "RISK FACTORS--Legal Matters." Unistar's principal executive offices currently are located at Executone's headquarters at 478 Wheelers Farms Road, Milford, Connecticut 06460 and its telephone number is 203-876-7600.

                               USE OF PROCEEDS

     Unistar intends to use the net proceeds of this Offering for working capital and for general corporate purposes. Unistar believes that the net proceeds from the sale of the Unistar Common Stock offered hereby, together with its current cash balances and amounts received from Executone pursuant to the Exchange Agreement, will be sufficient to fund its operating requirements for at least one year from receipt of the proceeds. Pending such uses, the net proceeds of the Offering will be invested in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

                             DISTRIBUTION POLICY

     Unistar currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on Unistar's results of operations and financial condition and on such other factors as the Unistar may, in its discretion, consider relevant.

                                CAPITALIZATION

     The following table sets forth the unaudited historical and pro forma capitalization of Unistar as of June 30, 1998, assuming the closing of the Offering at that date.

     The table should be read in conjunction with Unistar's financial statements and the notes thereto and the unaudited pro forma consolidated financial information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not necessarily reflect the capitalization of Unistar in the future.


                                                              June 30, 1998
                                                               (Unaudited)
                                                ------------------------------------------
                                                Historical      Adjustments      Pro Forma
                                                ----------      -----------      ---------
Stockholders' Equity:
Investment in Unistar                           $28,095,688    $(28,095,688)   $          -
Common Stock of $.01 par value
     Authorized 25,000,000 shares;
     Issued and Outstanding 11,700,000 shares             -         117,000         117,000
Preferred Stock of $.01 par value
     Authorized 1,000,000 shares;
     Issued and Outstanding 75,000 shares                 -             750             750
Additional Paid-in Capital                                -      33,732,624      33,732,624
Accumulated Deficit                              (1,978,767)              -      (1,978,767)
                                                -----------    ------------    ------------

     Total Stockholders' Equity                  26,116,921       5,754,686      31,871,607
                                                -----------    ------------    ------------
     Total Capitalization                       $26,116,921    $  5,754,686    $ 31,871,607
                                                ===========    ============    ============

                              UNISTAR OPERATIONS
            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited Pro Forma Consolidated Balance Sheet of Unistar as of June 30, 1998 has been prepared pursuant to the Reorganization Agreement as if the Offering had closed as of the period indicated. The accounting for this transfer of assets and liabilities represents a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying value.

     The unaudited Pro Forma Consolidated Balance Sheet has been prepared as if the transactions had occurred on June 30, 1998. A pro forma income statement has not been presented, since the transaction would not materially change the historical cost basis income statement. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of June 30,1998 or results that may be obtained in the future.

     The pro forma adjustments, as described in the Notes to the Pro Forma Consolidated Balance Sheet, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited Pro Forma Consolidated Financial Information should be read in conjunction with Unistar's financial statements and the notes thereto. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the other financial information included elsewhere herein.

                           Unistar Gaming Corp. and Subsidiary
                          Consolidated Pro Forma Balance Sheet
                                       (Unaudited)


                                                                   Pro Forma       Pro Forma
                                                June 30, 1998     Adjustments    June 30, 1998
                                                -------------     -----------    -------------
ASSETS
Current Assets                                     $     1,625   $  5,500,000(a)  $  5,501,625
Property & Equipment, net                            3,915,000              -        3,915,000
Intangible Assets                                   13,002,580              -       13,002,580
Advances to NIL                                      9,687,688              -        9,687,688
Investment in IGT                                      700,000              -          700,000
Other Assets                                         1,610,085              -        1,610,085
                                                   -----------   ------------     ------------
            TOTAL ASSETS                           $28,916,978   $  5,500,000     $ 34,416,978
                                                   ===========   ============     ============

LIABILITIES AND DIVISIONAL
CONTROL/SHAREHOLDERS' EQUITY

LIABILITIES
Current Liabilities
      Current portion of capital lease obligations $   115,336   $   (115,336)(a)            -
      Accounts payable and accrued liabilities         139,350       (139,350)(a)            -
                                                   -----------   ------------     ------------
                                                       254,686       (254,686)               -

Deferred Income                                      2,173,215              -        2,173,215
Capital Lease Obligations                              372,156              -          372,156
                                                   -----------   ------------     ------------
           TOTAL LIABILITIES                         2,800,057              -        2,545,371


DIVISIONAL CONTROL/STOCKHOLDERS' EQUITY
Investment in UniStar                               28,095,688    (28,095,688)(b)            -
Common Stock                                                 -        117,000 (b)      117,000
Preferred Stock                                              -            750 (b)          750
Additional Paid in Capital                                   -     33,732,624 (a,b) 33,732,624
Accumulated Deficit                                 (1,978,767)             -       (1,978,767)
                                                   -----------   ------------     ------------
         TOTAL DIVISIONAL CONTROL/STOCKHOLDERS'
           EQUITY                                   26,116,921      5,754,686       31,871,607
                                                   -----------   ------------     ------------

         TOTAL LIABILITIES AND DIVISIONAL
           CONTROL/STOCKHOLDERS' EQUITY            $28,916,978   $  5,500,000     $ 34,416,978
                                                   ===========   ============     ============

                      Unistar Gaming Corp. and Subsidiary
                        Notes to Pro Forma Balance Sheet
                                 June 30, 1998
                                  (Unaudited)

(a) Pursuant to the terms of the Exchange Agreement, Executone will provide to Unistar, at the Closing Date, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid, up to a maximum of $500,000. The pro forma cash adjustment also includes approximately $2.5 million in anticipated proceeds from the Offering. The estimated proceeds are based upon the issuance of rights equal to Executone's outstanding common shares of 49,766,255 as of July 31, 1998, a conversion ratio of five Rights to purchase one share of Unistar Common Stock, and a $.25 exercise price for each share.

    Executone has also agreed to continue to provide financial support to Unistar until the Closing Date, which will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Exchange Agreement. Such amounts have not been reflected in the pro forma balance sheet since had the transaction been consummated as of June 30, 1998, these expenses would not have been incurred.

(b) Unistar has historically operated as a division of Executone. As a result of the transactions, Unistar will be a separate corporate entity. This entry reflects Unistar's new equity accounts.

                              UNISTAR OPERATIONS
            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected financial data of Unistar should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements and the related notes thereto included on pages F-1 to F-26.

     Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the National Indian Lottery (See Notes 3 and 4 on pages F-7 and F-9, and Note 6 on page F-17), all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition.

     The capital structure that has existed prior to the Closing Date when Unistar's business operated as part of Executone is not relevant because it does not reflect Unistar's expected future capital structure as a separate, independent company. Accordingly, per share data has not been presented.

     The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if Unistar had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of Unistar's future performance as an independent company.

                           Selected Financial Data
                     Unistar Gaming Corp. and Subsidiary
                                 (Unaudited)

                                         Post-acquisition                             Pre-acquisition
                   --------------------------------------------------------   ---------------------------------
                          Six months ended          Year ended December 31,        Year ended December 31,
                   ----------------------------     -----------------------   ---------------------------------
                   June 30, 1998  June 30, 1997       1997          1996      1995(a)          1994        1993
                   -------------  -------------       ----          ----      -------          ----        ----
Summary of Operations
Revenues            $         -   $         -    $         -   $         -  $         -    $         -  $       -        -
Net Loss               (413,000)     (474,138)      (810,187)     (755,582)  (2,607,495)    (1,162,560)  (359,551)

Balance Sheet
Total Assets        $28,916,978   $21,079,226    $24,090,424   $18,158,022  $    84,303    $    27,708      1,876
Long-Term Debt          372,156       353,917        433,068             -            -              -          -
Divisional Control/
      Equity         26,116,921    19,815,836     22,744,494    17,081,807      (48,941)      (578,335)  (359,551)



(a) Executone acquired Unistar on December 19, 1995. Accordingly, the pre-acquisition balance sheet and income statement data is as of and for the period ended December 19, 1995.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis should be read in conjunction with the financial statements on pages F-1to F-26 and the Forward-Looking Statements on page 26. The audited financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Unistar in the future or had it operated as a separate independent company during the periods presented. The audited financial statements included herein do not reflect any changes that may occur in the financing and operations of Unistar as a result of the Offering. All references to Unistar throughout this section include Unistar Gaming Corp. and its wholly-owned subsidiary, UniStar Entertainment, Inc.

     Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the National Indian Lottery (See Notes 3 and 4 on pages F-7 and F-9, and Note 6 on page F-17), all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition. See "Liquidity and Capital Resources" for a detailed description of these costs and their accounting treatment.

     In addition, the Statement of Cash Flows for the year ended December 31, 1995 is based upon cash flows during the pre-acquisition period of January 1, 1995 through December 18, 1995. Other than the acquisition, which was a non-cash transaction, there was no Unistar activity from December 19, 1995 through December 31, 1995.

     The pre-acquisition financial data has not been restated to conform to the post-acquisition presentation.

Introduction

     On December 19, 1995, Executone acquired 100% of the Unistar Common Stock for Executone Common Stock and Executone Preferred Stock with a combined value of $12.7 million. UniStar Entertainment has an exclusive five-year Management Agreement with the CDA to design, develop, finance and manage the Lottery. The agreement was approved in January 1995 by the NIGC and is authorized by federal law and a compact between the State of Idaho and the CDA. The Lottery encompasses a national telephone lottery and an on-line US Lottery Internet site. In return for these services, the Lottery will pay UniStar Entertainment a fee equal to 30% of net revenues during the five-year term ending January 2003. Net revenue is defined as gross revenues of the Lottery, less amounts paid for prizes and total gaming related operating expenses. The remaining 70% of net revenues will be paid to the CDA.

     In accordance with the Management Agreement, Unistar is responsible for providing operating capital to fund the development of the Lottery, including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses and other operational costs. The first $8.5 million of such expenditures, which have already been made, are not reimbursable to Unistar. Any sums advanced above the $8.5 million requirement are recorded as advances to the Lottery from Unistar and will be reimbursed to Unistar from Lottery net revenues.

Years Ended December 31, 1997, 1996 and 1995

     Results of Operations. Unistar did not generate any revenues during 1997, 1996 or 1995 because the Lottery was not operational. Although the Lottery became operational in January 1998, it has yet to generate any net revenues and therefore Unistar, which receives revenues only from the net revenues of the Lottery, has generated no revenues through June 30, 1998.

     Operating expenses for 1997 and 1996 were far lower than the 1995 levels. As previously noted, the 1995 operating expenses include legal, consulting and other fees and expenses that, in 1997 and 1996, were charged to the Lottery and reflected on the balance sheet as Advances to NIL. These expenditures will be reimbursed to Unistar from Lottery net revenues. Operating expenses for 1997 and 1996 consist primarily of payroll and related costs, recruiting expenses and other miscellaneous professional fees. The increase in payroll and related costs is primarily due to increased headcount. Selling, general and administrative expenses decreased primarily due to a reduction in recruiting charges and other professional fees. Unistar was allocated $313,044 in overhead costs related to Executone's administrative costs during the year ended December 31, 1997, which are included in other selling, general and administrative expenses. Such costs were not allocated during 1996 or 1995 as they were not material at that stage of business development. Shared activity expenses are chargeable to the Lottery for future reimbursement to Unistar, in accordance with the Management Agreement. During 1997, $366,677 of such charges were recorded as Advances to NIL, which are to be reimbursed to Unistar out of future Lottery profits. These expenses were charged as Unistar expenses during the same period in 1996.

     Unistar has not recorded a tax benefit for its losses for the years ended December 31, 1997, 1996 and 1995. Based upon a lack of historical earnings and given that Unistar has only generated taxable losses since its inception, it is more likely than not that Unistar will not be able to utilize such tax benefits.

     Liquidity and Capital Resources. The funding of Unistar comprises expenditures for Unistar operating and capital expenditures, along with operating and capital requirements of the Lottery. The funding of Unistar for the years ended December 31, 1997 and 1996 is summarized as follows:

                                     1997           1996
                                -------------  --------------

Unistar Operating Activitie$       807,679       $ 1,256,015
Gaming and Business Systems      2,326,612           501,098
Distributions to CDA               300,000           325,000
Investment in IGT                       --           700,000
Capital Lease Obligations           70,574                --
Pre-Acquisition Liabilities        260,245         1,639,330
Lottery - Operating Activities   1,811,708           342,587
Lottery - Building Cost            848,928           223,726
Other                               47,128                --
Cash Distributed by Executone           --           (73,946)
                                ----------       -----------
Advances from Executone         $6,472,874       $ 4,913,810
                                ==========       ===========



     The previous owners of Unistar advanced $4.1 million to fund Unistar operating activities and for capital and other contributions.

     Funding of Unistar operating activities decreased $448,336 in 1997 compared to 1996 primarily due to the 1996 repayment of current liabilities accrued with the purchase of Unistar at the end of 1995.

     The development of the gaming and business software systems for the Lottery, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems, resulted in funding of $2.3 million during 1997. This was an increase of $1.8 million over the 1996 spending level. No expenditures on these systems were made prior to the acquisition. Expenditures increased in 1997 as the Lottery launched its US Lottery Internet games in May 1997 and the draw lottery game in January 1998. As of December 31, 1997, these systems are all assets of Unistar and are classified in "Other Assets" on the Consolidated Balance Sheets. On January 1, 1998, these expenditures were reclassified to "Property & Equipment" and are being depreciated over the term of the Management Agreement.

     As part of Unistar's Management Agreement with the CDA, Unistar is required to make a guaranteed monthly payment of $25,000 to the CDA. This payment is an advance against future profit distributions and will be reimbursed when the Lottery is operational and making profit distributions to Unistar. These expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets.

     In February 1997, Unistar signed agreements with Virtual Gaming Technologies ("VGTI," and formerly Internet Gaming Technologies ("IGT")) and CasinoWorld Holdings, Ltd. ("CWH"). The agreements required Unistar to invest $700,000 in IGT common stock in September 1996 under a previous agreement. In addition,

Unistar was granted a 200,000-share, five-year option set at 15% more than the price per share on the initial investment, or $3.45 per share. CWH provided project management services overseeing the development of the software for the Lottery, with Unistar contracting independently for system software development. The investment in IGT is being accounted for under the cost method.

     Unistar incurred $611,126 in capital lease obligations during 1997 for computer hardware as part of the development costs of the gaming and business systems. During 1997, Unistar paid $70,574 in lease payments.

     With the acquisition of Unistar in December 1995, Executone acquired $2.4 million in liabilities related to the Lottery, primarily relating to legal and other professional fees. The payment of these liabilities is considered part of the Lottery funding. In 1997, such payments decreased by $1.4 million compared to 1996.

     The funding of Lottery operating activities in 1997 increased $1.5 million over the 1996 level as the launch of the Internet lottery in 1997 and the ramp up of the telephone lottery increased Lottery operating expenses. This was primarily due to increases in payroll and related costs, advertising and promotional fees, and professional fees. As these amounts will be reimbursed to Unistar from Lottery net revenues, these expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets.

     The 1997 funding of the building that houses the lottery operations center increased $625,202 over 1996. The building is owned by the Lottery. These expenditures, considered start-up costs related to the Lottery, have been capitalized and are included in "Other Assets" on the Consolidated Balance Sheets. See "--New Accounting Pronouncements."

     The National Indian Lottery. The initial goal of the investment in Unistar was to establish and manage a telephone lottery that could be played by any individual of majority age, residing in one of the 36 states or the District of Columbia that currently operates a state-run lottery. In the original telephone-based lottery, it was contemplated that calls via an "800" number would be processed with interactive voice response equipment or live agents located on the CDA's Reservation in Idaho using automated call distribution ("ACD") software to process nationwide lottery sales. The Lottery business plan has evolved in response to legal challenges to encompass Internet-based instant lottery games, and as of January 1998, a local, non-toll-free telephone and Internet-accessible weekly draw lottery.

     The Lottery conducts business under the US Lottery trade name. The US Lottery began test marketing its original instant ticket games on the Internet in May 1997 and, in April 1998, announced five new instant games on the Internet. On January 20, 1998, the US Lottery launched its first Draw game, the "Super6," a national weekly draw lottery. Tickets for the Super6 can be purchased either over the Internet or by telephone. As of June 30, 1998, the registered base of the US Lottery was approximately 22,000 people, including approximately 4,200 active players. Through June 30, 1998, the US Lottery has generated cumulative revenues of $8.3 million. Due to advertising, professional fees and other startup costs, the Lottery has yet to generate a profit. As a result, Unistar has not recognized any revenue under the terms of the Management Agreement as of June 30, 1998.

     New Accounting Pronouncements. In April, 1998, the American Institute of Certified Pubic Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. Unistar anticipates that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets will be written off effective January 1, 1999, in accordance with this new pronouncement.

     Year 2000 Compliance. Unistar relies on software and related technologies in the operation of its business. Based upon a review of its computer systems, Unistar has determined that it is substantially Year 2000 compliant. For those systems that are not Year 2000 compliant, Unistar believes that it will be able to modify or replace its affected systems in a timely manner and with no significant disruptions to its operations. Compliance costs to be incurred with respect to the affected systems are not expected to exceed $50,000. Modification costs will be expensed as incurred, while the cost of new software and equipment, if needed, will be capitalized and amortized over the useful life of the assets.

     Unistar is also communicating with its data suppliers regarding the Year 2000 issue. Failure by data suppliers to successfully address the issue on a timely basis could result in delays in data becoming available to Unistar for use in its products. While Unistar expects to be Year 2000 compliant on a timely basis, there can be no assurance that the systems of other companies on which Unistar's systems rely also will be converted on a timely basis. A failure by another company to convert successfully could have an adverse effect on Unistar's systems.

Six Months Ended June 30, 1998 and 1997

     Results of Operations. Unistar did not generate any revenues during the six-month periods ended June 30, 1998 and 1997. Although the Lottery became operational in January 1998, it has yet to generate any net revenues.

     Operating expenses for the six-month period ended June 30, 1998 were $412,542, comparable to the same period last year. Depreciation expense increased $410,949 compared to the same period last year. The system hardware and software assets, along with other gaming equipment, began their service lives as of the commencement of the term of the Management Agreement in January 1998 when the Lottery became fully operational. Such assets are being depreciated over the five-year term of the Management Agreement. This increase was more than offset by shared activity expenses for the six-month period ended June 30, 1998. Shared activity expenses are chargeable to the Lottery for future reimbursement to Unistar, in accordance with the Management Agreement. During the six-month period ended June 30, 1998, $500,770 of such charges were recorded as Advances to NIL, which are to be reimbursed to Unistar out of future Lottery profits. These expenses were charged as Unistar expenses during the same period in 1997.

     Liquidity and Capital Resources. The funding of Unistar comprises expenditures for Unistar operating and capital expenditures, along with operating and capital requirements of the Lottery. The funding of Unistar for the six-month periods ended June 30, 1998 and 1997 is summarized as follows:

                                     1998          1997
                                 ------------  -------------

Unistar Operating Activities      $  278,098    $  552,379
Gaming and Business Systems        1,131,052     1,138,418
Distributions to CDA                 150,000       150,000
Capital Lease Obligations             53,060        19,948
Pre-Acquisition Liabilities          389,553       154,421
Lottery - Operating Activities     1,594,580       428,679
Lottery - Building Cost                4,959       741,260
State Business Development Costs     161,060             -
Other                                 23,065        23,062
                                  ----------    ----------
Advances from Executone           $3,785,427    $3,208,167
                                  =========     ==========



     Funding of Unistar operating activities decreased $274,281 during the six-month period ended June 30, 1998 compared to the same period last year primarily due to Unistar shared activity expenses.

     Expenditures to develop the gaming and business systems were comparable during the six-month periods ended June 30, 1998 and 1997. The 1998 expenditures were incurred in the development of nine new Internet lottery games that were launched in April 1998. In 1997, these expenditures were incurred in developing the software systems for the launch of the Internet lottery.

     Payments relating to pre-acquisition liabilities increased by $235,132 during the six-month period ended June 30, 1998 compared to the same period last year. This increase is due to the increase in legal fees incurred to litigate the Missouri and Wisconsin actions brought during 1997, along with the continuing AT&T litigation. See "--Legal, Market and Other Risks."

     The funding of Lottery operating activities during the six-month period ended June 30, 1998 increased by $1.2 million versus the same period last year. The increase reflects the operational status of both the Internet and draw lotteries in 1998 and includes payroll and related costs, advertising and promotional fees, and professional fees. These expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets. Funding for the Lottery building costs declined $736,301 for the six- month period ended June 30, 1998 compared to the same period in 1997. As of June 30, 1998, future expenditures for building construction are expected to be minimal.

     Beginning in 1998, Unistar began to incur costs to explore opportunities to provide Unistar's unique systems and services to state lotteries interested in providing ticket purchases either through the Internet or through kiosks at various remote locations. For the six-month period ended June 30, 1998, Unistar incurred $161,060 for the startup of this business. This line of business is not related to the Lottery and such costs are not chargeable to the Lottery.

     Executone has agreed to continue to provide financial support to Unistar until the Closing Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Exchange Agreement. Executone will also provide to Unistar, at the Closing Date, in accordance with the terms of the Exchange Agreement, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid; provided, however, that the maximum of such expenses shall not exceed $500,000. Unistar will also receive the proceeds of the Offering, estimated to be approximately $2.5 million. The cash contributions and proceeds described above are expected to be sufficient to fund Unistar's cash flow requirements until it is operating on a break-even cash basis.

     Legal, Market and Other Risks. Unistar, in its attempts to fulfill its responsibilities in accordance with the Management Agreement, faces certain risks. In attempting to conduct both the telephone and Internet lotteries, the Lottery, which Unistar is managing, will be directly competing against lotteries operated by various states. Accordingly, the Lottery and Unistar are facing anticipated legal attempts to restrict or prohibit these activities.

     On September 14, 1998, the Tribe, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the Lottery is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of counsel, that the operation of the Lottery is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. As in the case of other pending actions, a decision in this proposed proceeding against the Tribe and Unistar would have a material adverse effect on Unistar's current business, financial position and results of operations. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar.

     On October 16, 1995, the CDA filed an action entitled Coeur d'Alene Tribe
v. AT&T Corp. in the Tribal Court located in Plummer, Idaho (Case No. C195-097):
(i) requesting a ruling that the Lottery is legal under IGRA, that IGRA preempts state laws on the subject of Indian gaming, that Section 1084 is inapplicable and that therefore the states lack authority to issue Section 1084 notification letters to any long-distance carrier; and (ii) seeking an injunction preventing AT&T from refusing to provide telephone service to the Lottery. This action was necessary because several long-distance network carriers had been sent Section 1084 letters by states opposed to the Lottery. These letters state that the Lottery is illegal under state and federal laws and prohibit the interstate telephone carriers from carrying "800 number" network traffic for the Lottery. Although in January 1998 the Tribe began to offer a weekly draw Lottery for which tickets could be purchased over the telephone, it has done so using a local telephone number, meaning that the Lottery's customers must pay toll charges for each call. The use of an "800" number for lottery ticket sales may not begin until resolution of this proceeding and agreement of a telephone network carrier to carry the telephone traffic of the Lottery.

     On February 28, 1996, the Tribal Court ruled: (i) that all requirements of IGRA have been satisfied; (ii) that Section 1084 is inapplicable and the states lack jurisdiction to interfere with the Lottery; and (iii) that AT&T cannot refuse service to the Lottery based upon Section 1084, an allegation that the Lottery is in violation of IGRA or the federal anti-lottery statutes. This ruling and a related order dated May 1, 1996 were subsequently appealed to the Tribal Appellate Court, which on July 2, 1997 affirmed the lower Tribal Court's May 1, 1996 ruling and analysis upholding the Tribe's right to conduct the telephone Lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment against the Tribe in the U.S. District Court for the District of Idaho, to obtain a federal court ruling on the validity and enforceability of the Tribal Court ruling. The Tribe has answered the complaint and filed a motion for partial summary judgment. AT&T then filed a cross-motion for summary judgment. The attorneys general of nineteen states have been granted leave to submit a brief as amicus curiae in the case with respect to the Tribal Court's interpretation of IGRA. These matters are still pending.

     On May 28, 1997, the Attorney General of the State of Missouri brought an action in the Circuit Court of Jackson County, Missouri, against the CDA and UniStar Entertainment seeking to enjoin the Lottery games offered by the Tribe over the Internet and managed by UniStar Entertainment. The complaint also sought civil penalties, attorneys' fees and court costs. The complaint alleges that the Lottery violates Missouri anti-gambling laws and that the marketing of the games violates the Missouri Merchandising Practices Act. UniStar Entertainment and the Tribe removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand back to the state court. The court also subsequently granted a motion to dismiss the Tribe from this case based on sovereign immunity. The court preliminarily denied a motion to dismiss UniStar Entertainment based on sovereign immunity, although the court indicated it might reconsider that decision. Unistar Entertainment filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the Tribe to the Eighth Circuit Court of Appeals.

     On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing federal case against UniStar Entertainment and the next day filed a new action against Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court. The State obtained a temporary restraining order from a state judge against Executone, UniStar Entertainment and two tribal officials enjoining the marketing of the Internet and telephone Lottery in the State of Missouri. On February 5, 1998, the U.S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Coeur Alene Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to state court or, in the alternative, to seek a preliminary injunction. Both Eighth Circuit Appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending Federal legislation.

     On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the Lottery offered by the Tribe on the Internet. The complaint alleges that the offering of the Lottery violates Wisconsin anti-gambling laws and that legality of the Lottery has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the Tribe have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the Tribe from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. The State of Wisconsin has appealed the dismissal of the Tribe to the Seventh Circuit Court of Appeals. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.

     Executone and Unistar have been advised by their outside counsel, Hunton & Williams, that based upon such firm's review of the applicable statutes, regulations and case law, the Tribe and UniStar Entertainment will likely prevail in the pending litigation. However, such opinion of counsel is not binding upon any court, government agency or other tribunal and is based upon limited precedental case law and existing statutes and regulations. Currently, there are two bills pending in Congress, The Kyl/Bryant Amendment and the Goodlatte/McCollum Bill. The Senate passed the Kyl/Bryant Amendment in July 1998, and the Goodlatte/McCollum Bill is currently pending in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the Lottery unlawful. It is anticipated that an amendment to the pending House bill will be offered to specifically exempt from the prohibitions contained in that bill Indian Gaming conducted in accordance with IGRA. UniStar Entertainment and the Tribe believe that the Lottery is legal and intend to defend the right of the Tribe to offer the Lottery on the Internet and via the telephone. Based on the outcome of the pending legal actions that Unistar Entertainment anticipates will occur, UniStar Entertainment does not believe the outcome of this litigation will have a material adverse effect on UniStar Entertainment's consolidated financial position, results of operations or liquidity. However, if the ultimate outcome of the litigation, particularly the Idaho case, were unfavorable to Unistar, or adverse legislation is enacted, such outcomes could have a material adverse effect on Unistar's current business, financial position and results of operations. In addition, the pending litigation, as well as other litigation that could be brought by states or others opposed to the Lottery, could delay or suspend certain Lottery operations. It is impossible at this time to predict the nature or extent of any delays or suspension of operations that might occur.

     There are also market risks associated with the development of the Lottery. Unistar believes there is a national market for the Lottery based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery.

     In the event that the telephone and Internet lotteries do not attain the level of market acceptance anticipated by Unistar or if the outcome of the pending lawsuits or legislative proposals in Congress is adverse, there would be a material adverse effect on Lottery operations and, accordingly, on Unistar.

Forward-Looking Statements

     All forward-looking statements regarding Unistar and the Lottery are based on the assumptions that the US Lottery will not be forced to delay, suspend or cease operations due to any legal challenge or the enactment of legislation adversely affecting its business. Forward-looking statements are also based on management assumptions regarding potential player acceptance of the Lottery games, Lottery advertising and marketing costs, the feasibility, timing and effectiveness of planned marketing and advertising, and estimates of other operating and capital expenses. If actual events differ materially from the Company's assumptions, projections and estimates, Unistar's actual results could vary significantly from the performance projected in the forward-looking statements. Investors should also be aware that Unistar has never operated as a separate, independent entity and, as a result, future performance may be impacted significantly by its management's ability to operate the business on a standalone basis and, if necessary, obtain additional financing.

                  ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR
                           RELATING TO THE OFFERING

     For the purpose of structuring the Offering and certain of the relationships between Executone and Unistar after the Offering, Executone and Unistar have entered into the Reorganization Agreement, a Master Services Agreement (the "Services Agreement") and a Tax Sharing Agreement (the "Tax Sharing Agreement" and, together with the Exchange Agreement, the Reorganization Agreement, the Services Agreement and the Standby Agreement, the "Ancillary Agreements"). All of the Ancillary Agreements are described below or elsewhere herein and are included as exhibits to the Registration Statement filed with the Commission, of which this Prospectus is a part. The following summaries are qualified in their entirety by reference to the agreements as filed. None of these agreements are the result of arms-length negotiation. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Reorganization Agreement

     The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Offering and certain other matters governing the relationship between Executone and Unistar with respect to or in consequence of the Offering, including but not limited to the following: (i) the exchange by Executone of shares of Unistar Common Stock held by Executone for newly-issued shares of Unistar Common Stock and Unistar Preferred Stock to be transferred to the Executone Preferred Holders pursuant to the Exchange Agreement; (ii) the transfer by Executone to Unistar of various assets; (iii) the issuance by Unistar to the common shareholders of Executone of the Rights pursuant to the Offering; (iv) the division between Executone and Unistar of certain liabilities; (v) the elimination of intercompany accounts; and (vi) the execution of certain other agreements governing the relationship between Executone and Unistar following the Offering. Pursuant to the Reorganization Agreement, Executone will be liable for: (i) the liabilities of Executone under the Ancillary Agreements to which Executone is or becomes a party; (ii) the liabilities relating to any of Executone's businesses accrued or unaccrued, whenever arising; (iii) providing Unistar with $3.0 million in cash at the Closing Date; (iv) the liabilities relating to any of Unistar's businesses that arise and are accrued before the Closing Date; provided, however, that the maximum of such liabilities shall not exceed $500,000 based on Executone's undertaking to keep current on expenses incurred by Unistar before the Closing Date (the "Executone Liability Limitation"); and (v) all expenses arising in connection with the Offering (collectively, the "Executone Liabilities"). Unistar will be liable for: (i) the liabilities of Unistar under the Ancillary Agreements to which Unistar is or become a party; (ii) the liabilities relating to any of Unistar's businesses that arise and are accrued after the Closing Date; (iii) the liabilities relating to Unistar's businesses over and above the Executone Liability Limitation; and (iv) liabilities arising out of litigation to which Unistar or a subsidiary is or becomes a party, including any claims of patent infringement or contract claims, regardless of the date as of which such claims arise; provided that all expenses and costs incurred on prior to the Closing Date in connection with currently pending litigation to which Unistar or a subsidiary is a party shall be Executone Liabilities (collectively, the "Unistar Liabilities"). See "THE OFFERING." In addition, Executone and Unistar have agreed to share the costs associated with the Transition and Retention Plans described below. See "EXECUTIVE COMPENSATION--Employment Agreements and Transition Plans."

     Conditions. The Reorganization Agreement provides that the Offering is subject to a number of conditions, including: (i) the Unistar Common Stock shall have been approved for listing on the Nasdaq Stock Market subject to official notice of issuance; (ii) the Unistar Board shall have adopted the Unistar Certificate and Unistar Bylaws and the Unistar Certificate and Unistar Bylaws shall be in effect; and (iii) the Registration Statement shall have been declared by the Commission or become effective under the Securities Act.

     Benefit Plans. The Reorganization Agreement contains a number of provisions relating to current and former employees. The provisions generally contemplate that Unistar will assume no obligations or liabilities with respect to employee plans or benefits prior to the Closing Date and that after the Closing Date, Unistar will be responsible for providing employee benefits for Unistar personnel. The Reorganization Agreement also contemplates that Unistar will contract with Executone for executive and administrative services as described under the Services Agreement described below.

     Indemnification. The Reorganization Agreement provides that: (i) Executone will indemnify Unistar against all costs arising in connection with the Executone Liabilities; and (ii) Unistar will indemnify Executone against all costs arising in connection with the Unistar Liabilities.

Services Agreement

     The Services Agreement provides for Unistar to continue to receive certain executive and administrative services of Executone for varying periods of time after the Offering. Such services include legal services, payroll services, benefits administration, provision of office space, computer services, accounting and tax services and other miscellaneous services. Executone will make these services available to Unistar in substantially the same manner as it makes the same services available for its own operations in exchange for fees intended to compensate Executone at least for its costs. Executone or Unistar may discontinue one or more of the services upon the provision of prior written notice as specified in the Services Agreement.

Tax Sharing Agreement

     In connection with the Offering, Unistar and Executone will enter into a Tax Sharing Agreement that provides, among other things, for the allocation among the parties thereto of Federal, state, local and foreign income tax liabilities for all periods through the Closing Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the joint and several liability of Executone and its subsidiaries to the IRS for all Federal income taxes owed to the IRS by such corporations.

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





                      BUSINESS AND PROPERTIES OF UNISTAR

Products

     Unistar has developed client/server-based gaming systems initially focused on the production, delivery and billing of lottery games over the Internet and by telephone (the "Internet System") and, as modified, to deliver games over closed loop or "Intranet" systems (the "Intranet System" and, together with the Internet System, the "Systems"). The implementation of the Lottery is the first application of the Internet System. See "--The National Indian Lottery."

     Both Systems contain significant features and procedures to prevent play by minors, such as through the requirement of age verification, credit card numbers or Social Security numbers to establish an account, or through availability in age-restricted environments. Unistar believes that the Internet System contains processes and procedures to protect against play by minors and that the Intranet System as implemented will provide protections against play by minors equal to that provided by existing State-run lottery systems.

     Internet System Components. The key functions and components of the Internet System are as follows:

     o Basic Operation. A customer registers, opens an account and receives a user identification number and password. Registration can be through the Internet, by telephone or in person. The customer deposits funds into the account primarily by credit card, although deposits may also be made in cash or by check with proof of age. Once the account is funded, the customer may use the available balance to play the games or for other merchandise. Any prizes also are credited to the account. As with deposits, customer withdrawals can be requested through the Internet, but can also be initiated by telephone or in person. Withdrawals are paid by check.

     o Client Server Architecture. The System is designed such that customers can access the System in various ways using several different devices connected to the centralized gaming server. For example, customers can use personal computers connected over the Internet, kiosks connected via a LAN or over the Internet, or a voice response unit connected by telephone. Administrative terminals can be connected via the Internet thus allowing the operation and administration of the System to be conducted from separate locations.

     o Gaming Server. The gaming server is a centralized network of computers controlling the essential operations of the games including the game play, issuing of the tickets or generation of a random event, determination of a winner and the awarding of the prize.

     o Business System. This system accounts for and controls transactions with customers including registration, deposits, withdrawals, purchases of tickets or other merchandise and the awarding of prizes.

     o Banking System. This system validates the credit card information received from the customer with the national Visanet network. The banking system is currently capable of processing 10,000 transactions per hour in approximately 10 seconds each and is expandable to handle a larger volume of transactions.

     The components of the System can be used together or on a standalone basis depending upon the specific application.

     Intranet System. The Intranet System is based on the same architecture as the Internet System. Connections are made locally instead of over a wide area network.

     o Basic Operations. In order to participate in the Intranet System, a player must visit a cashier to open an account and receive a player's card and a personal identification number (PIN). The information required in opening an account will be simple or detailed, depending upon the facility and the needs of the customers. The cashier is responsible for obtaining from each customer such required information, including name, address, telephone number and e-mail address for electronic forms of marketing. Once an account is opened, the player deposits funds into the account.


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



     o Kiosks. To log onto the Intranet in order to play the games, the player must insert the card into the magnetic strip reader on the game kiosk and enter his personal identification number (PIN). The player may select any game that is offered by the gaming server, which can be resident of hundreds of games. Currently, these games fall into two categories: Instant Draw Games and Instant "Scratchers."

        o In an Instant Draw Game, the player selects a series of numbers or symbols and submits them for a drawing. The centralized drawing server produces a drawing and returns the results to the gaming server. The gaming server determines whether the player's submission was a winning ticket, and if so, computes the prize and returns the result to the kiosk.

        o In the Instant "Scratchers," the player selects a game, the gaming server selects the ticket from the virtual ticket roll and returns the ticket to the kiosk. While the results of the ticket are predetermined, the kiosk makes the game entertaining to play. In the simplest case, the player will touch sections of the ticket display to unveil ("scratch") the ticket and reveal the underlying patterns.

     o Centralized Accounting Server. A centralized accounting server keeps track of all of the transactions on the Intranet System. The centralized accounting server contains the database of the player and records all of the player's transactions including deposits to his account, withdrawals, purchases of games and the awarding of prizes.
        The centralized accounting server produces reports both to monitor the player's activities as well as performance of the games according to his individual working papers.

     o Cashier Terminal. The cashier will receive the player's information either orally at the window or through the completion of application cards. In order to gain access to the games, the player must enter his PIN number through a numerical keypad, providing additional protection against lost cards, much like bank ATM machines. With proper identification and the adherence to the proper control procedures, the player can obtain a new card at a customer service desk. Customer service functions and cashier functions will always be segregated.

     o Automatic Cash Machines. Funds can also be added through automated cash machines. The player inserts the player's card into a reader and inserts the amount of money he wishes to add. The automatic cash machine then prints a receipt and returns the card.

     Games. The architecture of the System allows the addition, deletion and substitution of games offered. The games have been designed to fall within generally accepted definitions of a "lottery" game. While the definition of a "lottery" varies state by state, such state statutes tend to outline certain common characteristics for lottery games, including the following:

     o The game involves the exchange of consideration, the element of chance and the awarding of a prize;

     o  No skill is involved in the game;

     o  The game is not played against a single machine; and

     o The game involves either a centralized drawing or a predetermined outcome.

     Lottery games generally fall into two broad classifications: (i) instant games or "Scratchers" in which the outcome is predetermined and known instantly and (ii) draw games in which the outcome depends upon a random event in the future. Unistar currently has four families of games, Bingo, Lotto, Classics and Draw games, and each family of games is described in further detail below.

     o Bingo. In Bingo, a player selects 24 numbers out of a total of 75 and wins if the numbers selected match a pattern randomly drawn by a computer. Unistar has three games in this category: Bingo, Super Bingo and Ultra Bingo. These games offer several features, including the ability for the player to create their own card, to select the number of balls to be drawn and to select the dollar amount of the ticket. Bingo Cards also can be saved and played at a later time.

     o Lotto Games. In Lotto games, a player selects from one to ten numbers from a possible 34 to 100 numbers and drawings range from five to 20 numbers. Unistar offers four games in this category including Lotto 6/49 instant game, Super Lotto, Super Lotto 100 and Box Lotto 49.

     o Classics. The third family of instant games represents variations of other Scratchers games offered by state lotteries. These games are produced in "virtual" ticket rolls then "dispensed" electronically to the player when purchased. Unistar offers two games in this category, Lucky 21 and the Big Spin.

     o Draw Games. In Draw games, players select a pattern of numbers that are stored in a database until a drawing is conducted. Once the drawing is conducted, the numbers are matched with the database to identify the winning patterns and players. Unistar has developed three variations in this category, including Super6, Pick 3 and Power 6.

     Product Development. Unistar's product development efforts are devoted to continual improvement in all aspects of the System. Unistar is also focused on development of new products in the following areas:

     o Browser-Based Games. These are games that would play within the players' web browser thereby facilitating the download of the software.

     o Tournaments. Unistar is investigating the development of tournament games. Players would enter the tournament and pay a membership fee to play a game of skill and win prizes according to the outcome of the tournament.

     o Traditional Casino Games. Unistar has investigated a suite of casino games including black jack, video poker, slots, roulette and craps that can be integrated into the System. To date the Company has not engaged in further development of these games because it has not had any agreements with entities legally authorized to market such games.

     o Intranet System. The Intranet System is nearing completion of an alpha stage of development. While the prototypes are functioning, additional development is necessary to complete the Intranet System.

     Unistar has spent $4.3 million on research and product development to date, primarily related to the development of the Systems, and has plans to spend an additional $1.5 million over the next year.

     Sales and Marketing. Unistar is pursuing the sale of its technology and the System worldwide, primarily to state lotteries and international lotteries.

     o Lottery Market. Worldwide lottery ticket sales in 1996 were approximately $118.9 billion dollars. Worldwide lottery sales have grown at an annual compounded rate of approximately 6% over the past five years. In 1996, lottery sales in the United States were $35.1 billion and have averaged approximately 5% annual growth over the last five years. From 1995 to 1996 sales of Draw lottery tickets declined while sales of tickets for Instant lotteries, Video Lottery Tickets ("VLT") and Keno have increased. The games offered by Unistar generally are analogous to these segments. The table below details lottery revenue in the United States for 1995 and 1996 by type of game and shows annual growth.

         Lottery Sales in the United States (in millions)
                                                         Annual
                                                         Growth
                              1995          1996          Rate
                              ----          ----         ------
Instants and Pull Tab Games $12,753       $14,201         11.4%
Draw Lotteries               18,001        17,730         (1.5)%
Video Lottery                   814         1,161         42.6%
Keno and other                1,582         1,979         25.1%
                            -------       -------         ----
                            $33,150       $35,071          5.8%

     o State and Other Governmental Lotteries. Unistar believes that the System represents the next generation of instant lottery technology. During the last 30 years instant lotteries have evolved from lottery tickets sold by clerks in stores, to being dispensed through automated ticket machines designed to increase the accessibility of lottery tickets. Unistar believes the System further increases the accessibility of lottery tickets by providing lottery tickets that are available electronically. These tickets can be obtained through client kiosks connected to the System either by LAN or by telephone lines if the System is remote. Unistar believes it is well positioned in the event that the state and international lotteries decide to sell their tickets over the Internet. Unistar has made presentations to several states discussing utilization of the System, but has not yet entered into any additional contracts.

Competition

     Unistar has little competition in the development and management of authorized Indian lottery enterprises. The broader segments of development, licensing and management of gaming technology and the provision of gaming entertainment are highly competitive. The gaming market is served by the states through state-sponsored lotteries and by many domestic and foreign companies, including several large land-based casino companies. All of the competitors have substantially more capital, and therefore more technology and marketing resources, than Unistar.

Patents, Trademarks and Copyrights

     Management believes that the success of Unistar is in part dependent upon the ability to design, develop and market new products and new or enhanced applications. The patentability of such new products or applications is evaluated and patent applications are filed in those jurisdictions where necessary to protect unique developments. Unistar currently has two U.S. patent applications pending.

     Unistar has registered or applied to register its trademarks when it believes registration to be important to its ongoing business operations. Unistar also generally claims copyright protection for its software used in connection with the Lottery and relies upon trade secret, contract and copyright laws to protect its proprietary rights in its software, designs and documentation.

     Certain of the Lottery products incorporate technology and software licensed by Unistar from independent third parties. Generally, these licenses have required payment of a license fee for the licensed technology.

Employees

     Unistar operates primarily through the use of independent software development contracts to improve its access to software development talent and keep its fixed overhead to a minimum. As of June 30, 1998, Unistar employed four general and administrative management employees, not including the customer service and technical employees employed by the Lottery, none of whom are represented by unions. Unistar believes that relations with its employees are good.

Unistar Properties

     Unistar's headquarters occupy approximately 1,500 square feet of leased space in Executone's headquarters building at 478 Wheelers Farms Road, Milford, Connecticut 06460. Unistar's right to occupy this space expires 120 days after the Closing Date.

     Unistar intends to locate alternative office space for its operation prior to expiration of this arrangement with Executone. Due to the type and small amount of space required by Unistar, the management of Unistar does not anticipate that it will have any difficulty in finding suitable space at a reasonable cost.

The National Indian Lottery

     Overview. UniStar Entertainment has an exclusive Management Agreement with the Tribe ending January 2003 to design, develop, finance and manage the Lottery. UniStar Entertainment provides development and management of the software, network design and call center applications for the Lottery's operations. In return for providing these management services, the Tribe has agreed to pay UniStar Entertainment a fee equal to 30% of the profits of the Lottery for five years. In accordance with the Management Agreement, Unistar is responsible for providing operating capital to fund the development of the Lottery including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses and other operational costs. The first $8.5 million of such expenditures, which have already been made, are not reimbursable to Unistar. Any sums advanced above the $8.5 million requirement are recorded as advances to the Lottery from Unistar and will be reimbursed to Unistar from Lottery net revenues.

     The Lottery has commenced operations but is not yet profitable. In an attempt to block the Lottery, certain states issued letters under Section 1084 to prevent the long-distance carriers from providing toll-free telephone service to the Lottery and the States of Missouri and Wisconsin have filed suit against the Lottery. See "RISK FACTORS--Legal Matters."

     In addition to the legal risks, there are market risks associated with the development of the Lottery. Unistar believes that there is a national market for the Lottery based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery. See "RISK FACTORS--Market Development."

     The Tribe's initial plan was to establish a telephone lottery that could be played by any individual of majority age residing in one of the 36 states or the District of Columbia that currently operates a state-run lottery. It was originally contemplated that customers would call an "800" number and ticket purchases would be processed with interactive voice response equipment or live agents in a call center located on the Tribe's reservation in Idaho. The call center would use ACD software to process nationwide lottery sales. In response to legal challenges, the Lottery business plan evolved to encompass Internet-based instant lottery games, and, as of January 1998, a local, non-toll-free telephone and Internet-accessible weekly draw lottery.

     System. The System installed on the reservation has been operating since July 1997 and includes the business system, gaming server and banking system accessible both through the Internet and by telephone and the Internet. The System is fully redundant with dual homed web sites supported by battery and generator power backup systems.

     Sales and Marketing. The Lottery began test marketing its Instant Ticket games on the Internet in May 1997. On January 20, 1998, the Lottery launched its first draw game, the "Super6." Tickets for the Super6 can be purchased either over the Internet or by telephone. As of June 30, 1998, the registered customer base of the Lottery (including the instant and the weekly games) was approximately 22,000 established accounts, including approximately 4,200 active players. Test marketing efforts for the Lottery include Internet links and advertising on gaming-related Internet sites and on general search engines, direct mail advertising, and print, radio and television advertising in a few small markets. Lottery revenues were approximately $538,000, $1,254,000, $2,923,000 and $3,570,000 for the quarters ending September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998, respectively.

     Financial Results. Due to advertising, professional fees and other startup costs, the Lottery has yet to generate a profit. As a result, Unistar has not recognized any revenue as of June 30, 1998. See "Unaudited Pro Forma Combined Financial Information."

     Products. The Lottery product portfolio consists of two product lines - instant lottery games and draw lottery games. The instant game product line includes Lotto, Bingo and Classic "scratch-off" lottery games. The Lottery currently offers nine instant games that are also offered in a "demo" mode only.

     The draw product line consists of three games for which lottery tickets are available both by telephone and over the Internet:

     o The Super6 offers a jackpot prize of $1,000,000, which the Lottery plans to increase as the prize pool increases. Drawings are held Tuesdays at 1:00 P.M. Pacific Time.

     o The Lottery expects to launch a "Pick3" game in 1998. Drawings will be held daily Monday through Friday at 12:00 P.M. Pacific Time.

     o The Lottery expects to commence the "Power6" game in 1999. This game involves the drawing of five unique numbers from the numbers 1 to 49, plus a sixth number that is independently drawn from the numbers 1 to 49 and may duplicate one of the first five numbers. The Power6 will have a guaranteed minimum jackpot of $20,000,000 payable over 25 years or $10,000,000 paid in a lump sum.

     Customer Service. The Lottery provides a customer service center staffed with customer service representatives trained in the games and technology deployed. The Lottery offers all Instant games in a "demo" mode, providing customers the opportunity to learn and practice various strategies in connection with the games without cost. From time to time, the Lottery offers special promotions in the form of "bonus dollars" whereby customers play using credits provided by the Lottery. The lottery also provides a "bank by phone" option whereby customers can deposit funds using the telephone instead of the Internet. This option is provided for those customers who may feel insecure about transmitting credit card information over the Internet.

     Competition. The Lottery competes primarily with the various state-sponsored lotteries that have substantially more capital and marketing resources than the Lottery.

     Government Regulation and Legislation. The Lottery developed and managed by Unistar for the Tribe is authorized under IGRA. In managing the Lottery, Unistar must observe all laws and regulations applicable to the Lottery. IGRA established the jurisdictional and regulatory control for each class and created the NIGC to enforce the provisions of IGRA. IGRA defines three classes of Indian gaming. Lotteries are defined as Class III gaming. Class III gaming is governed by the terms of the Tribe/State compact and the rules and regulations of the NIGC. The Lottery is also governed by the rules and policies promulgated by the Coeur d'Alene Tribal Council.

     In 1992, the Tribe signed the Compact with the State of Idaho (the "Compact"). The Compact specifically provides for the conduct of the Lottery games. The Compact was approved by the Secretary of the Interior on February 5, 1993 and notice thereof was published in the Federal Register. The Tribe entered into a management agreement with Unistar for the conduct of the Lottery. The Chairman of the NIGC approved the management contract and the amendments thereto as required by law. By resolution, the Tribe has authorized the Lottery to be conducted under the Management Agreement. The Tribe has complied with IGRA and all other applicable rules, regulations and laws.

     It is the opinion of the Tribe and Unistar that state anti-gambling laws and regulations are not applicable to the Lottery because the entire subject of Indian gaming is governed by federal law and therefore state laws and regulations are preempted by IGRA. See "RISK FACTORS--Legal Matters."

     The employees of the Lottery undergo extensive background checks including fingerprinting, which is sent to the Federal Bureau of Investigation. The Lottery also has made and will continue to make reasonable efforts to address the issue of problem gambling and to prevent participation by minors. The system requires each user to have a credit card. To prevent access by minors, the Lottery matches the address provided on the application to the credit card before allowing access. When verification of the account is sent to the lawful credit card holder, any unlawful access by a minor should be detected. The Lottery mails all correspondence to the person and address associated with the credit card to ensure that an adult is the person receiving any correspondence in connection with the Lottery. Winnings are paid only by a check issued and mailed directly to the person and mailing address on the account.

                            MANAGEMENT OF UNISTAR

Advisory Board

     In anticipation of the Offering, Executone has formed a board consisting of Robert A. Berman, Jerry M. Seslowe, Stanley M. Blau, Alan Kessman, Stanley J. Kabala and Michael W. Yacenda (the "Unistar Advisory Board"), to serve as an advisory board to the Executone Board, providing recommendations to the Executone Board regarding the current and future structure and business operations of Unistar, including, without limitation: up to two additional members of the Unistar Advisory Board, executive compensation, interaction with the Lottery, banking and credit matters and general strategic planning.

Directors and Officers

     The directors of Unistar will be divided into three substantially equal classes and will serve staggered terms of three years each. Each director in Class I will hold office initially for a term expiring at the first annual meeting of stockholders of Unistar, each director in Class II will hold office initially for a term expiring at the second annual meeting of stockholders of Unistar and each director in Class III will hold office for an initial term expiring at the third annual meeting of stockholders of Unistar. The following persons will serve Unistar in the capacities indicated, effective on or before the date of the Offering:


Name                         Age       Position                                                        Class
----                         ---       --------                                                        -----
Robert A. Berman             38        Director and Chairman of the Board                               III
Stanley M. Blau              60        Director                                                          II
Alan Kessman                 51        Director and Vice Chairman                                        I
Jerry M. Seslowe             52        Director                                                          II
Michael W. Yacenda           46        Director, President and Treasurer                                III
Charles A. Degliomini        40        Vice President, Sales and Marketing - Government Lotteries
Howard Goldfrach             49        Vice President, Sales and Marketing - National Indian Lottery
Robert W. Hopwood            54        Vice President, Operations and Customer Service, and Secretary

     Robert A. Berman has been the Chairman of the Board and Chief Executive Officer of Hospitality Worldwide Services, Inc. since November 1997, and currently serves as a director of such corporation. Since 1993, Mr. Berman also has served as a Managing Director of Watertone Holdings L.P. and Watermark Investments Limited, LLC. From March 1997 to November 1997, Mr. Berman was President of Hospitality Worldwide. Mr. Berman has an extensive background in the financial development of a variety of commercial ventures including commercial real estate and construction.

     Stanley M. Blau is President of The Blau Group Ltd., an investment firm. He has been a director of Executone since 1983 and was formerly Vice Chairman of Executone from 1988 until 1996. Mr. Blau was also Chief Executive Officer of one of Executone's predecessor corporations from 1987 until July 1988.

     Alan Kessman served as Chairman of the Board and Chief Executive Officer of Executone from 1988 until June 1998, and currently serves as a director of Castelle Corporation. Prior to that time, he had served as President and Chief Executive Officer of ISOETEC Communications, Inc., a predecessor of Executone ("ISOETEC"), since 1983. From 1978 to 1983, Mr. Kessman served as President of three operating subsidiaries of Rolm Corporation, and from 1981 to 1983, he served as a Corporate Vice President of Rolm Corporation, responsible for sales and service in the eastern United States.

     Jerry M. Seslowe has been a Managing Director of Resource Holdings Ltd., an investment and financial consulting firm, since 1983. Prior to 1983, Mr.
Seslowe was a partner at KPMG Peat Marwick.   Mr. Seslowe has served as a
director of Executone since February 1996 and prior to Executone's acquisition of Unistar was a director of Unistar. Mr. Seslowe is a certified public accountant and an attorney.

     Michael W. Yacenda has served as Executive Vice President of Executone since January 1990, and additionally as President of Unistar since 1996. Prior to that time, he was Vice President, Finance and Chief Financial Officer of Executone from July 1988 to January 1990. He served as a Vice President of ISOETEC from 1983 to 1988. From 1974 to 1983, Mr. Yacenda was employed by Arthur Andersen & Co., a public accounting firm. Mr. Yacenda is a certified public accountant.

     Charles A. Degliomini has been Vice President, Sales and Marketing - Government Lotteries of Unistar since September 1, 1998. From 1988 to 1998, he was President and founder of Atlantic Communications, a New York based corporate and government affairs management company. From 1985 to 1988, Mr. Degliomini also served as Chief-of-Staff with the General Services Administration ("GSA"), the 30,000 employee business arm of the Federal government. Mr. Degliomini has held positions as Special Assistant to United States Senator Alfonse M. D'Amato; Director of Communications in New York in 1984 for the Reagan-Bush presidential campaign; Director of Government Affairs for the Eaton Corporation; and Assistant Director of Communications for Rite-Aide founder, Lewis E. Lehrman.

     Howard Goldfrach has been Vice President, Sales and Marketing - National Indian Lottery of Unistar since January 1997. Prior to joining Unistar, Mr. Goldfrach was Senior Vice President, Account Management, and Senior Vice President and Director of Database Management of Clarion Marketing and Communications, Inc. for a total of nine years. Prior thereto, Mr. Goldfrach was employed in various marketing management positions at Philip Morris for twelve years.

     Robert W. Hopwood has been Vice President of Executone and Vice President-Operations of UniStar Entertainment since May 1996, and prior thereto served as Vice President, Customer Care of Executone from January 1990. From 1983 until 1990, Mr. Hopwood was the Director of Technical Operations of Executone and ISOETEC.

     Two additional persons will be recommended to the Executone Board by the Unistar Advisory Board for election to the Unistar Board. Such candidates will be appointed to the Unistar Board prior to the Closing Date; provided that, in the business judgment of the Executone Board reasonably exercised, such persons are suitable candidates. If the Executone Board determines that such persons are not so suitable, the Executone Board will consider other nominees. One such director will be in Class I and one will be in Class III.

Certain Board Committees

     The Unistar Board has two standing committees, an Audit Committee and a Compensation Committee.

     The function of the Audit committee is to recommend the selection of auditors and to review the audit report and the adequacy of internal controls. The members of the Audit Committee will be Mr. Kessman and one of the additional directors to be named.

     The Compensation Committee recommends to the full Unistar Board the compensation arrangements, stock option grants and other benefits for executive management of Unistar as well as the incentive plans to be adopted by Unistar. The members of the Compensation Committee will be Messrs. Blau and Seslowe.

Compensation Committee Interlocks and Insider Participation

     Mr. Seslowe, a member of the Compensation Committee, is a Managing Director of and owns more than 10% of Resource Holdings Associates, a former stockholder of Unistar ("Resource Holdings"). Unistar has entered into a financial advisory agreement with Resource Holdings pursuant to which Resource Holdings will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by Unistar. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     [Two-thirds of the] Executone Preferred Holders have entered into the Exchange Agreement with Executone and Unistar pursuant to which Executone, in exchange for all of the outstanding shares of Executone Preferred Stock, will proportionately transfer to the Executone Preferred Holders (i) shares of Unistar Common Stock, which shares, as of the Closing Date, will represent 15% of the Original Issuance, exclusive of any shares acquired pursuant to the Standby Agreement or through the Offering, and (ii) all shares of Unistar Preferred Stock. No fractional shares of Unistar Common Stock or Unistar Preferred Stock will be issued. Upon the occurrence of certain events, the Executone Preferred Holders will be entitled to convert the Unistar Preferred Stock into the Underlying Shares such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the Unistar Common Stock, including only the Original Issuance and the Underlying Shares. Executone has agreed in the Exchange Agreement to continue to fund Unistar until the Closing Date at a rate not to exceed an average of $1.5 million per quarter. In addition to such funding, Executone will (i) provide Unistar with $3.0 million in cash and (ii) assume responsibility for, and pay when due, expenses incurred but not yet paid, provided, however, that the maximum of such expenses will not exceed $500,000, based on Executone's undertaking to keep payments current on expenses incurred by Unistar prior to the Closing Date. The Exchange Agreement was negotiated on behalf of Executone solely by members of the Executone Board who owned no Executone Preferred Stock, including the members of the Special Committee.

     Unistar and Executone have entered into a number of agreements for the purpose of effecting the Offering and defining the ongoing relationship between them. These agreements consist of the Reorganization Agreement, Services Agreement, Standby Agreement and Tax Sharing Agreement described under "ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR RELATING TO THE OFFERING" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Executone, as Unistar's sole stockholder, in connection with its strategy to cause Unistar's stock to be distributed to Executone stockholders in the Offering. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties.

     In the event that not all of the Rights are exercised during the Exercise Period, Unistar Buyer Group, LLC, a limited liability company owned by certain of the Executone Preferred Holders, will purchase the remaining unsold shares of Unistar Common Stock at the Subscription Price pursuant to the Standby Agreement.

     Mr. Kessman, Director and Vice Chairman of the Board of Unistar, has entered into a consulting agreement with Unistar pursuant to which Mr. Kessman will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options to acquire shares of Unistar Common Stock priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by Unistar.

     Unistar has entered into an agreement with Resource Holdings pursuant to which Resource Holdings will act as Unistar's financial advisor. Mr. Seslowe, a Director of Unistar, is a Managing Director of and owns more than 10% of Resource Holdings. Under this agreement, Resource Holdings will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by Unistar.

                            EXECUTIVE COMPENSATION

Compensation of Directors

     Non-employee directors of Unistar will receive compensation consisting of:
(i) an award of 5,000 stock options when the director first joins the Unistar Board; (ii) an award of 5,000 stock options for each year of service on the Unistar Board, including the first year; and (iii) $1,000 for each Board meeting attended plus out-of pocket expenses incurred in attending meetings of the Unistar Board. The stock option awards described in (i) and (ii) above shall be priced at 110% of the market price for the Unistar Common Stock at the time of the grant, equaling the average closing price for the prior 20 trading days on the Nasdaq Stock Market or other national exchange on which the Unistar Common Stock is traded or, if the Unistar Common Stock is not traded on a national exchange, at a price determined in the sole discretion of the Unistar Board. For those options granted prior to the Closing Date, the relevant 20 trading days shall be the first 20 trading days after the Unistar Common Stock commences trading on the Nasdaq Stock Market.

     Directors who are employees of Unistar will not be paid any additional remuneration for services as members of the Unistar Board or any committee thereof.

Compensation of Executive Officers

     The following table summarizes compensation paid to all of Unistar's Executive Officers for services rendered to Unistar. The principal positions listed in the footnotes to the table are those that will be held by the Named Executive Officers with Unistar as of the Closing Date.

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                         Annual Compensation        Securities
       Name and                          -------------------        Underlying      All Other
    Principal Position           Year    Salary($)   Bonus($)       Options(#)  Compensation($)(3)
    ------------------           ----    --------    --------       ----------  ------------------
Michael W. Yacenda               1997    $256,000         0              0         $5,997
Executive Vice President         1996     256,000    49,900              0          5,935
President, UniStar               1995     256,000         0              0          6,353
Entertainment(1)

Howard Goldfrach, Vice           1997    $145,769         0         75,000            660
President, Sales and Marketing
- Government Lotteries, Unistar

Robert W. Hopwood                1997     130,000    10,000              0          2,707
Vice President, Operations       1996     130,000    19,250              0          2,605
and Customer Service,            1995     130,000         0              0          2,529
Unistar

Charles A. Degliomini
Vice President, Sales and
Marketing - National Indian
Lottery, Unistar(2)


(1) President, Chief Executive Officer and Treasurer of Unistar.
(2) Mr. Degliomini was hired during 1998.
(3) The amounts in this category include for each individual a matching contribution by Executone under its 401(k) plan in the amount of $660 each for each year. This column also includes premiums paid by Executone for long-term disability and life insurance for Mr. Yacenda ($5,337, $5,275 and $5,693) and Mr. Hopwood ($2,047, $1,945 and $1,869) in 1997, 1996 and 1995,
    respectively.

Option Grants

     Each of the following option grants relates to grants of options to acquire shares of Unistar Common Stock as of the Closing Date.

                      OPTION GRANTS AS OF THE CLOSING DATE


                           Individual Grants
---------------------------------------------------------------------------
                                     Percent of                            Potential Realizable
                       Number of    Total Options                            Value at Assumed
                       Securities     Granted to                             Annuals Rates of
                       Underlying    Employees as    Exercise                  Stock Price
                      Option Grants of the Closing     Price    Expiration     Appreciation
                                                                             ------------------
       Name                 (#)          Date        ($/Share)     Date       5%($)     10%($)
------------------------------------------------------------------------------------------------
  Michael A. Yacenda     200,000 (1)    66.7%        $   1.28       (3)     $160,997   $407,998
  Howard Goldfrach            --          --               --       --            --         --
  Robert W. Hopwood       50,000 (2)    16.7%            1.28       (3)       40,249    102,000
  Charles A. Degliomini   50,000 (2)    16.7%            1.28       (3)       40,249    102,000

(1) One hundred fifty thousand (150,000) of these options will vest as follows:
    (i) one-third of such options will vest on September 1, 1999 and (ii) 8.33% of such options will vest at the end of each calendar quarter after September 1, 1999. Twenty-five thousand (25,000) of these options will vest if and only if Unistar attains $5 million in gross revenue during the calendar year 1999. Twenty-five thousand (25,000) of these option will vest if and only if Unistar attains $10 million in gross revenue during the calendar year 1999.
(2) One-third of these options will vest on September 1, 1999 and 8.33% of these options will vest at the end of each calendar quarter after September 1, 1999.
(3) Such options shall expire on the tenth anniversary of the Closing Date.

Employment Agreements and Transition Retention Plans

     Employment Agreements. Unistar has entered into employment agreements (the "Employment Agreements") with Messrs. Yacenda, Hopwood and Degliomini, respectively (the "Executives"). The Employment Agreements with Messrs. Yacenda, Hopwood and Degliomini each have a three-year term. Each of the Employment Agreements may be renewed for such one-year periods as the parties to each of the Employment Agreements mutually agree. The Employment Agreements outline each Executive's compensation, including salary, the grant of options, insurance benefits and, in the instance of Messrs. Yacenda and Hopwood, the payment by Unistar on behalf of the Executive of the Subscription Price for all Rights received by the Executives in connection with the shares of Executone Common Stock held by the Executive under his EXECUTONE 1994 Executive Stock Incentive Plan (the "Stock Plan") stock loan (the "Stock Loan"). Each Executive agreed in his Employment Agreement not to engage in the lottery or casino business for the term of his Employment Agreement and for a period of 18 months thereafter. Finally, upon occurrence of certain events relating to the terms of each Executive's employment with Unistar, the Executives will receive liquidated damages in the amount of the Factor (as hereinafter defined) times the Executive's yearly salary. The "Factor" is 2.99 for the first 12 months of each Employment Agreement, 2.00 for the second 12 months of each Employment Agreement and 1.00 thereafter.

     Transition and Retention Plans. In order to facilitate Executone's business plan in connection with the Offering, Executone has offered to Messrs. Yacenda and Hopwood, participants in the Stock Plan, a retention and incentive program effective as of ___________, 1998 (the "Transition and Retention Plans"). The Transition and Retention Plans extend the Stock Loans of Messrs. Yacenda and Hopwood, the aggregate amount of which is $1.8 million, including $400,000 in interest advanced to Messrs. Yacenda and Hopwood, to the earlier of March 31, 2001, or the date on which their respective employment with Unistar terminates. Under the Transition and Retention Plans, Messrs. Yacenda and Hopwood earn forgiveness of their respective Stock Loans over time. Unistar has agreed to advance to Messrs. Yacenda and Hopwood the interest on such loans that accrues after the Closing Date as it comes due. Executone previously had agreed to guarantee the Stock Loans. If Messrs. Yacenda or Hopwood resign while there exists an outstanding balance on their respective Stock Loans, then the resigning employee is liable for that portion of such Stock Loan that has not been forgiven. If Messrs. Yacenda and Hopwood remain employed with Unistar and the full benefit under the Transition and Retention Plans vests, then, pursuant to the Exchange Agreement, Unistar and Executone will share equally in any liability incurred under the Transition and Retention Plans. If Messrs. Yacenda or Hopwood resign from Unistar, Unistar will indemnify Executone for 50% of any liability it incurs as a result of such guarantee. If Unistar terminates the employment of Messrs. Yacenda or Hopwood, Unistar will indemnify Executone for 100% of any liability it incurs as a result of such guarantee.

The Option Plan

     The existing Unistar Board has adopted, and Executone, as the sole stockholder of Unistar, has approved, the Unistar Corporation Stock Option Plan (the "Option Plan") for the purpose of attracting and retaining executive officers and employees. The Option Plan will be administered by the Compensation Committee of the Unistar Board (the "Committee").

     Officers and other employees of the Company and "parent" and "subsidiary" corporations (within the meaning of Code section 424) of the Company are eligible to participate in the Option Plan. Under Code section 424, a "parent" corporation generally is a corporation possessing at least 50 percent of the total combined voting power of all classes of stock of the Company (or of any other "parent corporation"), and a "subsidiary" corporation generally is a corporation of which the Company (or any other " subsidiary" of the Company) owns at least 50 percent of the total combined voting power of all classes of stock. The Committee selects the individuals who will participate in the Option Plan ("Participants").

     The Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of Common Stock. The Plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs"), and (ii) options not intended to so qualify ("nonqualified options"). Code Section 422 imposes various requirements in order for an option to qualify as an ISO-e.g., a maximum ten-year term and an option price that is not less than the fair market value of the underlying shares on the date of grant. In the case of an ISO granted to a Participant who is a Ten Percent Shareholder (defined below), the ISO must expire within five years of the date of grant, and the option price may not be less than 110% of the fair market value of the underlying shares on the date of grant. A Participant is a Ten Percent Shareholder if he owns, or is deemed to own, more than ten percent of the total combined voting power of all classes of stock of the Company or a parent or subsidiary of the Company. A Participant is deemed to own any voting stock owned (directly or indirectly) by the Participant's spouse, brothers, sisters, ancestors and lineal descendants. A Participant and such persons are also considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which the Participant or any such person is a shareholder, partner or beneficiary.

     In addition, under Code Section 422, no Participant may receive ISOs (under all incentive stock option plans of the Company and its parent or subsidiary corporations) which are first exercisable in any calendar year for Common Stock having an aggregate fair market value (determined as of the date the ISO is granted) that exceeds $100,000 (the "$100,000 Limit"). To the extent options first become exercisable by a Participant in any calendar year for a number of shares of Common Stock in excess of the $100,000 Limit, they will be treated as nonqualified options.

     The principal difference between options qualifying as ISOs under Code
Section 422 and nonqualified options is that a Participant generally will not recognize ordinary income at the time an ISO is granted or exercised, but rather at the time the Participant disposes of shares acquired under the ISO. In contrast, the exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, whereas the employer is entitled to a federal income tax deduction on account of the exercise of a nonqualified option equal to the ordinary income recognized by the Participant. The employer may claim a federal income tax deduction on account of certain dispositions of shares acquired upon the exercise of an ISO.

     The Committee will determine the option exercise period and any conditions on exercisability of options granted under the Option Plan. The exercise price will be determined by the Committee at the time of grant, but will not be less than the fair market value of the Common Stock on the date of grant if the option is intended to be an ISO (or less than 110% of such fair market value in
the case of an ISO granted to a Ten Percent Shareholder).   No Participant may
be granted, in any calendar year, options for more than 200,000 shares of Common Stock.

     An option may be exercised for any number of shares of Common Stock up to the full number for which the option could be exercised. A Participant will have no rights as a shareholder with respect to shares of Common Stock subject to an option until the option is exercised. Any shares of Common Stock subject to options that are forfeited (or expire without exercise) pursuant to the terms established at the time of grant will again be available for grant under the Option Plan. Payment of the exercise price of an option granted under the Option Plan may be made in cash, cash equivalents acceptable to the Committee or, if permitted by the option agreement, by surrendering to the Company shares of Common Stock having a fair market value equal to the option exercise price.

     No option award may be granted under the Option Plan more than 10 years after the earlier of the date that the Unistar Board adopted, or the shareholder of the Company approved, the Plan. The Unistar Board may amend or terminate the Option Plan at any time, but an amendment will not become effective without shareholder approval if the amendment increases the number of shares that may be issued under the Option Plan (other than equitable adjustments upon certain corporate transactions), or changes the class of individuals eligible to become Participants. No amendment will affect a Participant's outstanding award without the Participant's consent.

                        SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS OF UNISTAR COMMON STOCK
                         AND UNISTAR PREFERRED STOCK

By Management

     The following table sets forth the number of shares of Unistar Common Stock and Unistar Preferred Stock expected to be beneficially owned following the Offering, directly or indirectly, by each director, each Named Executive Officer and all directors and executive officers as a group, based upon certain assumptions. These assumptions are (i) the beneficial ownership by such persons of Executone Common Stock and Executone Preferred Stock as of July 31, 1998 is the same as such ownership on the Offering Record Date, (ii) each person listed below exercises all Rights received by him in the Offering, (iii) none of the persons listed below acquire beneficial ownership of unexercised Rights as a result of their interest in the Unistar Buying Group, LLC pursuant to the Standby Agreement with Unistar and (iv) the Executone Preferred Holders have received 15% of the Original Issuance pursuant to the Exchange Agreement. A list of the individuals who are expected to be executive officers of Unistar immediately following the Offering is set forth under "MANAGEMENT OF UNISTAR." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.

                        Estimated Amount     Estimated        Estimated Amount and   Estimated
                          and Nature of     Percentage         Nature of Preferred Percentage of
      Name of              Common Stock      of Common          Stock Beneficial     Preferred
 Beneficial Owner      Beneficial Ownership    Stock               Ownership           Stock
-----------------      -------------------- ----------        -------------------- -------------
Robert A. Berman(1)            1,085,630      9.3%                     46,356      61.8%
Stanley M. Blau                  107,638      *                             -      -
Alan Kessman                     342,467      2.9%                          -      -
Jerry M. Seslowe                  54,312      *                         1,408      1.9%
Michael W. Yacenda               170,656      1.5%                          -      -
Charles A. Degliomini                  -      -                             -      -
Howard Goldfrach                       -      -                             -      -
Robert W. Hopwood                 21,743      *                             -      -
All Directors and
 Officers as a group           1,782,446     15.2%                     47,764      63.7%

*   Denotes less than 1% beneficial ownership.
(1) Owned by Watertone Holdings L.P., an entity controlled by Mr. Berman.

By Others

     The following table sets forth each person or entity (other than persons set forth in the preceding table) that is expected to beneficially own more than 5% of Unistar Common Stock and Preferred Stock outstanding immediately following the Offering, based upon certain assumptions. These assumptions are: (i) the beneficial ownership by such persons of Executone Common Stock and Executone Preferred Stock as of July 31, 1998 is the same as such ownership on the Offering Record Date; (ii) each person listed below exercises all Rights received by him in the Offering; and (iii) none of the persons listed below acquire beneficial ownership of unexercised Rights as a result of their interest in the Unistar Buying Group, LLC pursuant to the Standby Agreement with Unistar.

                               Estimated Amount     Estimated     Estimated Amount     Estimated
                                 and Nature of     Percentage      and Nature of       Percentage
                                  Common Stock      of Common     Preferred Stock     of Preferred
Name of Beneficial Owner      Beneficial Ownership    Stock     Beneficial Ownership     Stock
------------------------      -------------------- ----------   --------------------  ------------
Heartland Advisors, Inc.            1,812,971        15.5%             -                   -
790 North Milwaukee Street
Milwaukee, WI  53202

Entities Associated with Edmund H.,   649,015         5.5%             -                   -
Shea, Jr.
655 Brea Canyon Road
Walnut Creek, CA  91789

Lawndale Capital Management LLC       575,560         4.9%             -                   -
One Sansome Street, Suite 3900
San Francisco, CA  94104

Cooper Life Sciences                  395,554         3.4%        16,890                22.5%
160 Broadway
New York, NY  10038

                     DESCRIPTION OF UNISTAR CAPITAL STOCK

     Under the Unistar Certificate, the total number of shares of all classes of stock that Unistar has authority to issue is 26,000,000 consisting of 1,000,000 shares of Unistar Preferred Stock, and 25,000,000 shares of Unistar Common Stock. An aggregate of up to approximately 9,953,000 shares of Unistar Common Stock is expected to be sold in the Offering, based on the number of shares of
Executone Common Stock outstanding on July 31, 1998.   The actual number of
shares sold will depend upon the number of shares of Executone Common Stock outstanding as of the Offering Record Date.

Unistar Preferred Stock

     The Unistar Board is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR CERTIFICATE, THE UNISTAR BYLAWS the UNISTAR RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE--Unistar Preferred Stock."

     As of the Closing Date, Unistar will have one series of preferred stock, the Unistar Preferred Stock, issued and outstanding, of which 75,000 shares will be issued and outstanding.

     Each share of the Unistar Preferred Stock has voting rights equal to one share of Unistar Common Stock. Until conversion by the holder or redemption by Unistar, the Unistar Preferred Stock will earn dividends equal to 50% of the consolidated Retained Earnings (as defined in the Unistar Certificate) of Unistar since the date of issuance of the Unistar Preferred Stock, as of the end of a fiscal period, less any dividends paid to the holders of the Unistar Preferred Stock prior to such date (the " Preferred Dividends"). All dividends on Unistar Preferred Stock are payable only (i) when and as declared by the Unistar Board, (ii) upon conversion or redemption of the Unistar Preferred Stock or (iii) upon liquidation, and only if at the time of a proposed payment (A) the cumulative Retained Earnings of Unistar is positive, and (B) the net income of Unistar in the preceding fiscal year exceeded $1,000,000.

     The Unistar Preferred Stock is convertible under certain conditions described below during the Conversion Period for up to a maximum of the number of shares of Unistar Common Stock necessary, when added to the Unistar Common Stock issued to the Executone Preferred Holders in the Original Issuance, to total 34% of the outstanding Unistar Common Stock including only the Original Issuance and the Underlying Shares. Based on the number of shares of Executone Common Stock outstanding as of July 31, 1998, this formula would result in the Unistar Preferred Stock being convertible into a maximum of 3,371,250 shares of Unistar Common Stock if Unistar meets certain revenue and profit parameters. The actual number of shares of Unistar Common Stock into which the Unistar Preferred Stock will be convertible will depend on the number of shares of Executone Common Stock outstanding on the Offering Record Date. The Conversion Period is defined as the period commencing on the date of issuance of the Unistar Preferred Stock and ending on January 20, 2002.

     Each share of the Unistar Preferred Stock is convertible, provided Unistar had net income for the immediately preceding fiscal year of at least $1,000,000, into the product of the excess of such net income over $1,000,000, divided by 12 million, times the estimated maximum number of shares of Unistar Common Stock per share of Unistar Preferred Stock, which is estimated to be 44.95 based on the number of outstanding shares of Executone Common Stock on June 30, 1998. The Unistar Preferred Stock is also convertible during the Conversion Period for the estimated maximum of 3,371,250 shares of Unistar Common Stock (or an estimated
44.95 shares of Unistar Common Stock per share of Unistar Preferred Stock), at any time the cumulative net revenues of Unistar exceed $50 million. The Unistar Preferred Stock is also convertible during the Conversion Period for the same maximum number of shares of Unistar Common Stock if a controlling interest in Unistar is sold, transferred or assigned to a third party who is not a wholly-owned subsidiary of Unistar.

     The Unistar Preferred Stock is redeemable by Unistar for the maximum number of shares into which it might be converted, or an estimated total of 3,371,250 shares of Unistar Common Stock, at Unistar's option; provided, however, that such redemption right may not be exercised by Unistar if, on the date that Unistar elects to exercise its redemption right, the market price of the Unistar Common Stock is less than $1.00 per share as appropriately adjusted with respect to any subdivisions, stock dividends or combinations of the Unistar Common Stock, except with the consent of the holders of two-thirds of the outstanding shares of Unistar Preferred Stock.

     The Unistar Preferred Stock is entitled to a preference on any voluntary or involuntary dissolution, liquidation or winding up of Unistar, equal to $3,500,000 plus any accrued and unpaid Preferred Dividends.

     While any of the Unistar Preferred Stock is outstanding, at each annual meeting of the stockholders at which a vacancy exists in the position of Series A Director (as hereinafter defined ), the holders of a majority of the outstanding Unistar Preferred Stock, voting as a single class, to the exclusion of holders of any capital stock of Unistar ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the Unistar Preferred Stock, shall have the right to nominate one director for election to the Unistar Board (the "Series A Director"). Unistar shall use its best efforts to cause each such nominee to be elected as a member of the Unistar Board. The designee of the holders of the Unistar Preferred Stock on the Unistar Board may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of Unistar Preferred Stock, voting as a separate class. Any vacancy in the position of Series A Director shall be filled by a majority vote of the holders of the Unistar Preferred Stock voting as a separate class.

Unistar Common Stock

     The holders of Unistar Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors, and, except as otherwise required by law, the holders of such shares exclusively possess all voting power. The Unistar Certificate does not provide for cumulative voting in the election of directors. The holders of Unistar Common Stock are entitled to such dividends as may be declared from time to time by Unistar Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of Unistar available for Offering to such holders. No dividends can be paid to the holders of Unistar Common Stock as long as there are arrearages in Preferred Dividends. All shares of Unistar Common Stock received in the Offering will be fully paid and nonassessable and the holders thereof will not have any preemptive rights. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE."

Stockholder Rights Plan

     On ___________, 1998, the Unistar Board approved a Stockholder Rights Agreement, dated as of and to be effective on _____________, 1998 (the "Stockholder Rights Agreement") between Unistar and ___________________, as Stockholder Rights Agent, having the principal terms summarized below. In accordance with the Stockholder Rights Agreement, the Unistar Board also declared a dividend distribution of one right (each, a "Stockholder Right") for each outstanding share of Unistar Common Stock to stockholders at the close of business on the Closing Date.

     Each Stockholder Right entitles the registered holder to purchase from Unistar one share of the Unistar Common Stock. Stockholders will receive one Stockholder Right per share of Unistar Common Stock held of record at the close of business on the Closing Date. The exercise price of each Stockholder Right will be $_____, subject to adjustment (the "Purchase Price").

     Stockholder Rights will also attach to shares of Common Stock issued after the Closing but prior to the Distribution Date (as hereinafter defined) unless the Unistar Board determines otherwise at the time of issuance. The description and terms of the Stockholder Rights are set forth in the Stockholder Rights Agreement.

     The Stockholder Rights will be appurtenant to the Unistar Common Stock and will be evidenced by Unistar Common Stock certificates (the "Stockholder Rights Certificates"), and no separate certificates evidencing the Stockholder Rights will be distributed initially. The Stockholder Rights will separate from the Unistar Common Stock and a distribution of the Stockholder Rights Certificates will occur (the "Distribution Date") upon the earlier of: (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire,
beneficial ownership of   % or more of the outstanding shares of Unistar Common
Stock (the "Stock Acquisition Date"); or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Until the Distribution Date,
(i) the Stockholder Rights will be evidenced by the Stockholder Rights Certificates and will be transferred with and only with Stockholder Rights Certificates, (ii) any Stockholder

Rights Certificates issued will contain a notation incorporating the Stockholder Rights Agreement by reference and (iii) the surrender for transfer of any Stockholder Rights Certificates outstanding will also constitute the transfer of the Stockholder Rights associated with the Unistar Common Stock represented by such Stockholder Rights Certificates.

     The Stockholder Rights are not exercisable until the Distribution Date and will expire at the close of business on ________________, 2008, unless earlier redeemed or exchanged by Unistar as described below. As soon as practicable after the Distribution Date, Stockholder Rights Certificates will be mailed to holders of record of the Unistar Common Stock as of the close of business on the Distribution Date, and thereafter such separate Stockholder Rights Certificates alone will represent the Stockholder Rights.

     While each Stockholder Right will initially provide for the acquisition of one share of Unistar Common Stock at the Purchase Price, the Stockholder Rights Agreement provides that if any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Stockholder Right (except as set forth below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Unistar Common Stock (or, in certain circumstances, cash, property or other securities of Unistar) having a value equal to twice the amount of the Purchase Price.

     In the event that, at any time following the Stock Acquisition Date, (i) Unistar is acquired in a merger, statutory share exchange or other business combination in which Unistar is not the surviving corporation, or (ii) 50% or more of Unistar's assets or earning power is sold or transferred, each holder of a Stockholder Right (except as set forth below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

     Upon the occurrence of a Triggering Event that entitles Stockholder Rights holders to purchase securities or assets of Unistar, Stockholder Rights that are or were owned by the Acquiring Person, or any affiliate or associate of such Acquiring Person, on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees). Upon the occurrence of a Triggering Event that entitles Stockholder Rights holders to purchase common stock of a third party, or upon the authorization of an Exchange (as hereafter defined), Stockholder Rights that are or were owned by any Acquiring Person or any affiliate or associate of any Acquiring Person on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees).

     The Purchase Price payable, and the number of shares of Unistar Common Stock or other securities or property issuable upon exercise of the Stockholder Rights are subject to adjustment from time to time to prevent dilution.

     At any time (including a time after any person becomes an Acquiring Person), the Unistar may exchange all or part of the Stockholder Rights (except as set forth below) for shares of Unistar Common Stock (an "Exchange") at an exchange ratio of one share per Stockholder Right, as appropriately adjusted to reflect any stock split or similar transaction.

     At any time until ten days following the Stock Acquisition Date, Unistar may redeem the Stockholder Rights in whole, but not in part, at a price of $.01 per Stockholder Right (the "Redemption Price"). Unistar may thereafter but prior to the occurrence of a Triggering Event redeem the Stockholder Rights in whole, but not in part, at the Redemption Price provided that such redemption is incidental to a merger or other business combination transaction involving Unistar that is approved by a majority of the Unistar Board, does not involve an Acquiring Person, and in which all holders of Unistar Common Stock are treated alike. After the redemption period has expired, Unistar's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Unistar Common Stock in a transaction or series of transactions not involving Unistar. Immediately upon the action of the Unistar Board ordering redemption of the Stockholder Rights, the Stockholder Rights will terminate and the only right of the holders of Stockholder Rights will be to receive the Redemption Price.

     Until a Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Unistar, including, without limitation, the right to vote or to receive dividends. While the distribution of the Stockholder Rights will not be taxable to stockholders or to Unistar, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Stockholder Rights become exercisable for Unistar Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than certain provisions relating to the principal economic terms of the Stockholder Rights, any of the provisions of the Stockholder Rights Agreement may be amended by the Unistar Board prior to the Distribution Date. After the Distribution Date, the provisions of the Stockholder Rights Agreement may be amended by the Unistar Board in order to cure any ambiguity, to make certain other changes that do not adversely affect the interests of holders of Stockholder Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Stockholder Rights Agreement; provided, however, no amendment to adjust the time period governing redemption may be made at such time as the Stockholder Rights are not redeemable.


       CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE UNISTAR
            CERTIFICATE, THE UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN
                  AND THE GENERAL CORPORATION LAW OF DELAWARE

General

     The Unistar Certificate and the Unistar Bylaws contain provisions that will make more difficult the acquisition of control of Unistar by means of a tender offer, a proxy contest, open market purchases, or otherwise. In addition, Unistar has adopted the Unistar Rights Plan pursuant to which there will be outstanding one Right for each share of Unistar Common Stock outstanding on the Closing Date, or (unless otherwise specified by the Unistar Board at the time of any such issuance) each share of Unistar Common Stock issued thereafter and prior to the date the Rights become exercisable. See "Description of Unistar Capital Stock--Stockholder Rights Plan." The purpose of the Unistar Rights Plan and the relevant provisions of the Unistar Certificate and the Unistar Bylaws is to discourage certain types of transactions, described below, that may involve an actual or threatened change of control of Unistar and to encourage persons seeking to acquire control of Unistar to consult first with the Unistar Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of Unistar to an unsolicited proposal for a takeover of Unistar that does not have the effect of maximizing long-term stockholder value or is otherwise unfair to stockholders of Unistar, or an unsolicited proposal for the restructuring or sale of all or part of Unistar that could have such effects.

     Management has been advised that stocks issued in initial public offerings are often volatile and misunderstood by the market until the spun-off company has a chance to establish its own record and disseminate sufficient financial information to support proper financial analysis. Management believes that these anti-takeover provisions have special value during this early period of potential vulnerability.

     Also, although federal securities laws and regulations applicable to certain business combinations govern the disclosure required to be made to minority stockholders in order to consummate such a transaction, they do not assure stockholders that the terms of the business combination (i.e., what stockholders will receive for their shares of stock) will be fair from a financial standpoint. Although certain provisions of the federal regulations applicable to tender offers impose certain procedural requirements for the conduct of a tender offer those provisions are not intended to, and do not, maximize stockholder value.

     The Unistar Rights Plan and certain provisions of the Unistar Certificate and the Unistar Bylaws, in the view of Executone and Unistar, will help ensure that the Unistar Board, if confronted by a surprise proposal from a third party that has acquired a block of Unistar's stock, will have sufficient time to review the proposal as well as appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. In addition, certain other provisions of the Unistar Certificate and the Unistar Bylaws are designed to prevent a purchaser from utilizing "two-tier pricing" and similar inequitable tactics in the event of an attempt to take over Unistar.

     These provisions, individually and collectively, will make more difficult, and may discourage certain types of potential acquirors from proposing a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interest of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Unistar stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and the temporary fluctuations in the market price of the shares that often result from actual or considered takeover attempts.

     Set forth below is a description of certain provisions in the Unistar Certificate, the Unistar Bylaws and the Unistar Rights Plan. The description is intended as a summary only and is qualified in its entirety by reference to the Unistar Certificate, the Unistar Bylaws and the Unistar Rights Plan, copies of which are available upon request. Capitalized terms used and not defined herein are defined in the Unistar Certificate, the Unistar Bylaws or the Unistar Rights Plan.

Classified Board of Directors

     The Unistar Certificate provides for the Unistar Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1999, 2000 and 2001 annual meeting of stockholders. Starting with the 1999 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. See "Management of Unistar--Directors of Unistar".

     The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Unistar Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Unistar Board.

     Executone and Unistar believe that a classified board of directors will help to ensure the continuity and stability of the Unistar Board and Unistar's business strategies and policies as determined by the Unistar Board, because generally a majority of the directors at any given time will have had prior experience as directors of Unistar. The classified board provision will also help assure that the Unistar Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of Unistar, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     While any of the Unistar Preferred Stock is outstanding, at each annual meeting of the stockholders at which a vacancy exists in the position of Series A Director, the holders of a majority of the outstanding Unistar Preferred Stock, voting as a single class, to the exclusion of holders of any capital stock of Unistar ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the Unistar Preferred Stock, shall have the right to nominate the Series A Director. Unistar shall use its best efforts to cause each such nominee to be elected as a member of the Unistar Board. The designee of the holders of the Unistar Preferred Stock on the Unistar Board may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of Unistar Preferred Stock, voting as a separate class. Any vacancy in the position of Series A Director shall be filled by a majority vote of the holders of the Unistar Preferred Stock voting as a separate class.

Removal of Directors; Filling Vacancies

     The Unistar Certificate provides that directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the shares entitled to vote at a meeting of stockholders at which a quorum is present. This provision, when coupled with the provision in the Unistar Bylaws authorizing only the Unistar Board to fill vacant directorships until the next annual meeting of stockholders, will preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. Additionally, even if a director is removed for cause, the directors will fill the vacancy.

Special Meetings

     The Unistar Bylaws provide that special meetings of stockholders can be called only by the Chairman, President or a majority of the Unistar Board. Stockholders are not permitted to call a special meeting or to require that the Unistar Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business stated in the notice of meeting.

     This provision prevents a stockholder from forcing stockholder consideration of a proposal over the opposition of the Unistar Board by calling a special meeting of stockholders or calling for a vote on any proposal at a special meeting other than such proposals stated in the notice of meeting.

     This provision prevents a stockholder from forcing stockholder consideration of a proposal over the opposition of the Unistar Board prior to the time the Unistar Board believes such consideration to be appropriate.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     The Unistar Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Unistar Board, of candidates for election as directors ("the Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of Unistar (the "Business Procedure").

     The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Unistar Board or by a stockholder who has given timely written notice to the secretary of Unistar prior to the meeting at which directors are to be elected, will be eligible for election as directors of Unistar. The Business Procedure provides that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Unistar Board or by a stockholder who has given timely prior written notice to the secretary of Unistar of such stockholder's intention to bring such business before the meeting. Except for the election of directors at a special meeting, to be timely, notice under both the Nomination Procedure and the Business Procedure must be received by Unistar not less than 90 days prior to the meeting. In the case of an election of directors at a special meeting, notice must be received by the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders.

     Under the Nomination Procedure, notice to Unistar from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about the nominee, including age, business and residence addresses, principal occupation, the class and number of shares of Unistar stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing the nominee. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Under the Business Procedure, notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting (including the specific proposal to be presented) and the reasons for conducting such business at the meeting, the name and record address of the stockholder, the class and number of shares of Unistar that are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If the chairman or other officer presiding at a meeting determines that a proposal was not properly brought before the meeting in accordance with the Business Procedure, it will not be considered at the meeting.

     The Nomination Procedure requires advance notice of nominations by stockholders in order to afford the Unistar Board a meaningful opportunity to consider the qualifications of the proposed nominees, and to the extent deemed necessary or desirable by the Unistar Board, to inform stockholders about such qualifications. The Business Procedure requires advance notice of a proposal in order to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Unistar Board, to provide the Unistar Board with a meaningful opportunity to inform stockholders, prior to the meeting, of the proposal, together with any recommendation as to the Unistar Board's position or belief as to action to be taken with respect to the proposal, so as to enable stockholders better to determine whether they desire to attend the meeting or grant a proxy to the Unistar Board as to the disposition of the proposal.

Preferred Stock

     The Unistar Preferred Stock to be outstanding as of the Closing Date is convertible under certain conditions into Unistar Common Stock, potentially making it more difficult for a potential acquiror to acquire control of Unistar. See "Description of Unistar Capital Stock--Unistar Preferred Stock."

     As discussed in "Description of Unistar Capital Stock--Unistar Preferred Stock," the Unistar Certificate authorizes Unistar Board to issue additional shares of preferred stock, in one or more classes or series. Executone and Unistar believe that the availability of the preferred stock will provide Unistar with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Unistar Common Stock, will be available for issuance without further action by Unistar's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which Unistar securities may be listed, although the preferred stock could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that could be in the best interests of the stockholders of Unistar.

Certain Voting Requirements

     The Unistar Certificate requires the affirmative vote of more than two-thirds of the outstanding shares of Unistar Common Stock for the approval of mergers, share exchanges, certain dispositions of assets and other extraordinary transactions.

Stockholder Rights Plan

     For a discussion of the Unistar Rights Plan, see "Description of Unistar Capital Stock--Stockholder Rights Plan."

Delaware General Corporation Law

     Section 203 of the Delaware General Corporation Law ("DGCL") regulates business combinations with interested stockholders. Under Section 203 of the DGCL, a Delaware corporation is prohibited from entering into a business combination with the beneficial owner of 15% or more of more of the corporation's outstanding voting stock (an "interested stockholder"), or its affiliates, for three years from the date such stockholder became an interested stockholder unless (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person or entity becoming an interested stockholder, (ii) the interested stockholder acquired at least 85% of such corporation's outstanding voting stock (excluding shares owned by persons who are directors, officers and by certain employee stock plans) in the same transaction in which such stockholder became an interested stockholder or (iii) on or subsequent to the date of the transaction by which the stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the corporation's outstanding voting stock (not including shares owned by the interested stockholder). In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. Unistar has not made such an election and, therefore, is currently subject to these provisions of the DGCL.

           LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability of Directors.

     The Unistar Certificate eliminates the liability of directors of Unistar to Unistar or its stockholders to the extent permitted by Delaware law.

Indemnification of Directors and Officers.

     The Unistar Certificate requires indemnification of officers and directors of Unistar to the extent permitted by Delaware law.

                                LEGAL MATTERS

     The validity of the shares of Unistar Common Stock offered hereby will be passed upon for Unistar by Hunton & Williams, Richmond, Virginia.

                                   EXPERTS

     The audited financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     Unistar has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Act with respect to the Unistar Common Stock and the Rights offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to Unistar and the Unistar Common Stock and the Rights offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding Unistar.

                        INDEX TO FINANCIAL STATEMENTS
                                                                     Page
                                                                   Reference
                                                                   ---------
Unistar Gaming Corp. and Subsidiary
   Report of Independent Public Accountants                           F-2
   Consolidated Balance Sheets - December 31, 1997 and 1996           F-3
   Consolidated Statements of Operations -
      Years ended December 31, 1997, 1996 and 1995                    F-4
   Consolidated Statements of Cash Flows -
      Years ended December 31, 1997, 1996 and 1995                    F-5
   Consolidated Statements of Divisional Control -
      Years ended December 31, 1997, 1996 and 1995                    F-6
   Notes to Consolidated Financial Statements                         F-7

Unistar Gaming Corp. and Subsidiary
   Consolidated Balance Sheets - June 30, 1998 and 1997              F-14
   Consolidated Statements of Operations -
      Six months ended June 30, 1998 and 1997                        F-15
   Consolidated Statements of Cash Flows -
      Six months ended June 30, 1998 and 1997                        F-16
   Notes to Consolidated Financial Statements                        F-17

National Indian Lottery
   Report of Independent Public Accountants                          F-18
   Balance Sheets - June 30, 1998 and September 30, 1997             F-19
   Statements of Operations and Accumulated Deficit -
      Nine months ended June 30, 1998 and period from
      inception (January 16, 1995) to September 30, 1997             F-20
   Statements of Cash Flows -
      Nine months ended June 30, 1998 and period from
      inception (January 16, 1995) to September 30, 1997             F-21
   Notes to Financial Statements                                     F-22


All other financial statements and schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the above listed financial statements or the notes thereto.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Unistar Gaming Corp.:

We have audited the accompanying consolidated balance sheets of Unistar Gaming Corp. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and divisional control for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unistar Gaming Corp. and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP
Stamford, Connecticut
August 28, 1998

                       Unistar Gaming Corp. and Subsidiary
                           Consolidated Balance Sheets


                                                                     December 31,
                                                              ------------------------
                                                              1997                1996
                                                              ----                ----
ASSETS
Current Assets
      Notes receivable                                    $         -          $     9,000
                                                          -----------          -----------
      Total Current Assets                                          -                9,000

Property & Equipment, net                                      24,000               17,000
Intangible Assets, net                                     15,841,000           15,841,000
Advances to NIL                                             2,779,295              667,587
Investment in IGT                                             700,000              700,000
Other Assets
      System Hardware and Software                          3,413,768              487,130
      Other                                                 1,332,361              436,305
                                                          -----------          -----------
                                                            4,746,129              923,435
                                                          -----------          -----------

            TOTAL ASSETS                                  $24,090,424          $18,158,022
                                                          ===========          ===========

LIABILITIES AND DIVISIONAL CONTROL

LIABILITIES
Current Liabilities
      Current portion of capital lease obligations        $   107,484          $         -
      Accounts payable and accrued liabilities                805,378            1,076,215
                                                          -----------          -----------
                                                              912,862            1,076,215

Long-Term Capital Lease Obligations                           433,068                    -
                                                          -----------          -----------
                                                            1,345,930            1,076,215

DIVISIONAL CONTROL
Investment in Unistar                                      24,310,263           17,837,389
Accumulated Deficit                                        (1,565,769)            (755,582)
                                                          -----------          -----------
                                                           22,744,494           17,081,807
                                                          -----------          -----------

            TOTAL LIABILITIES AND
                DIVISIONAL CONTROL                        $24,090,424          $18,158,022
                                                          ===========          ===========



The accompanying notes are an integral part of these consolidated balance sheets.

                     Unistar Gaming Corp. and Subsidiary
                    Consolidated Statements of Operations



                                                        Post-acquisition    Pre-acquisition
                                                    ---------------------------------------
                                                           Year-Ended          Year-Ended
                                                          December 31,         December 31,
                                                      1997         1996           1995
                                                    --------    ---------        -------
Revenues                                           $       -    $       -    $         -
Cost of Revenues                                           -            -              -
                                                   ---------    ---------    -----------
      Gross Profit                                         -            -              -

Operating Expenses:
     Payroll and related                             629,287      460,499        409,043
     Other selling, general and administrative       227,416      288,331      2,036,137
     Depreciation and amortization                     4,100        2,226          5,767
     Allocation of corporate expenses                313,044            -              -
     Expenses charged to NIL                        (366,677)           -              -
                                                   ---------    ---------    -----------

Operating Loss                                      (807,170)    (751,056)    (2,450,947)

Other Expenses                                        (3,017)      (4,526)      (156,548)
                                                   ---------    ---------    -----------

Net Loss                                           $(810,187)   $(755,582)   $(2,607,495)
                                                   =========    =========    ===========



The accompanying notes are an integral part of these consolidated statements.

                           Unistar Gaming Corp. and Subsidiary
                          Consolidated Statements of Cash Flows



                                                      Post-acquisition       Pre-acquisition
                                                         Year-Ended             Year-Ended
                                                     ---------------------------------------
                                                        December 31,           December 31,
                                                       1997       1996            1995
                                                     --------  ----------        -------
Cash Flows from Operating Activities:
    Net Loss                                     $  (810,187)$  (755,582)     $(2,607,495)
    Adjustment to reconcile net loss to net
         cash used by operating activities:
         Depreciation and amortization                 4,100       2,226            5,767
         Other                                             -           -           13,700
    Changes in working capital items:
         Accounts payable and accruals               (10,592)   (503,319)        (472,799)
         Other working capital items, net              9,000         660           (9,750)
                                                 ----------- -----------      -----------
Net Cash Used by Operating Activities               (807,679) (1,256,015)      (3,070,577)
                                                 ----------- -----------      -----------

Cash Flows from Investing Activities:
   Capital Expenditures                           (2,326,612)   (501,098)               -
   Distributions to CDA                             (300,000)   (325,000)               -
   Funding for NIL Operating Activities           (1,811,708)   (342,587)               -
   Capital Contributed to NIL                     (1,109,173) (1,863,056)               -
   Investment in IGT                                       -    (700,000)               -
   Other                                             (47,128)          -                -
                                                 ----------- -----------      -----------
Net Cash Used by Investing Activities             (5,594,621) (3,731,741)               -
                                                 ----------- -----------      -----------


Cash Flows from Financing Activities:
   Repayment of Capital Lease Obligations            (70,574)          -                -
   Advances from Executone                         6,472,874   4,913,810                -
   Pre-acquisition Capital Contributions                   -           -        3,136,889
                                                 ----------- -----------      -----------
Net Cash Provided by Financing Activities          6,402,300   4,913,810        3,136,889
                                                 ----------- -----------      -----------

Net (Decrease) Increase in Cash                            -     (73,946)          66,312
Cash, beginning of period                                  -      73,946            7,634
                                                 ----------- -----------      -----------
Cash, end of period                              $         - $         -      $    73,946
                                                 =========== ===========      ===========


The accompanying notes are an integral part of these consolidated statements.

                     Unistar Gaming Corp. and Subsidiary
                Consolidated Statements of Divisional Control


                                     Investment    Accumulated
                                     in Unistar      Deficit         Total
                                     --------------------------------------
Pre-Acquisition
Balances at December 31, 1994      $   943,776    $(1,522,111)  $  (578,335)

Capital Contribution                 3,136,889              -     3,136,889
Net Loss                                     -     (2,607,495)   (2,607,495)
                                   ----------------------------------------
Balances at December 18, 1995      $ 4,080,665    $(4,129,606)  $   (48,941)
                                   ========================================

Post-Acquisition
Balances at December 31, 1995 (*)  $12,711,000$             -   $12,711,000

Capital Contribution                 5,126,389              -     5,126,389
Net Loss                                     -       (755,582)     (755,582)
                                   ----------------------------------------
Balances at December 31, 1996       17,837,389       (755,582)   17,081,807

Capital Contribution                 6,472,874              -     6,472,874
Net Loss                                     -       (810,187)     (810,187)
                                   ----------------------------------------
Balances at December 31, 1997      $24,310,263    $(1,565,769)  $22,744,494
                                   ========================================



(*) There was no activity from the acquisition date, December 19, 1995, through December 31, 1995.

The accompanying notes are an integral part of these consolidated financial statements.

                     Unistar Gaming Corp. and Subsidiary
                  Notes to Consolidated Financial Statements

Note 1 - The Company

On December 19, 1995, Executone Information Systems, Inc. (Executone) acquired 100% of the common stock of Unistar Gaming Corp for common and preferred stock with a combined value of $12.7 million. Unistar Gaming Corp.'s wholly-owned subsidiary, UniStar Entertainment, Inc. has an exclusive five-year Management Agreement with the Coeur d'Alene Tribe of Idaho (CDA) to design, develop, finance and manage the National Indian Lottery (NIL). The agreement was approved in January 1995 by the National Indian Gaming Commission (NIGC) and is authorized by federal law and a compact between the State of Idaho and the CDA. The NIL encompasses a national telephone lottery and an on-line US Lottery Internet site. In return for these services, the NIL will pay UniStar Entertainment a fee equal to 30% of net revenues as defined in the Management
Agreement.   Since December 19, 1995, Unistar has operated as a division of
Executone.

Note 2 - Spin-off of Unistar

On August 12, 1998, the Board of Directors of Executone approved the following transactions; (a) a Share Exchange Agreement between the Executone preferred shareholders, Executone and Unistar which will result after the Offering in the Executone preferred shareholders owning 15% of Unistar's common stock (the Unistar Common Stock) and 100% of Unistar's preferred stock (the Unistar Preferred Stock) (which will be contingently convertible into additional shares of Unistar Common Stock up to a total, including the original issuance to the Executone preferred shareholders of 15% of the Unistar Common Stock, of 34% of the outstanding shares of Unistar Common Stock after the original issuance, the conversion and the rights offering), and (b) a rights offering in which each Executone common shareholder receives one right for each share of Executone common stock outstanding. Each five rights will entitle the holder to purchase one share of Unistar Common Stock upon payment of the exercise price of a total of $.25 per share of Unistar Common Stock. As a result of these transactions, Unistar will become an independent, publicly-traded company. These transactions represent a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying values.

Prior to the transactions described above, Unistar has operated as a division of Executone since it was acquired by Executone on December 19, 1995. During the period of ownership, Executone has provided all funding for Unistar's operations. Executone has agreed to continue to provide financial support to Unistar until the date of closing of the Offering (the Closing Date), which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Share Exchange Agreement, dated August 12, 1998, between Executone and Unistar and the Executone Preferred Holders (the Exchange Agreement). Executone will also provide to Unistar, at the Closing Date, in accordance with the terms of the Exchange Agreement, $3.0 million in cash, and will assume responsibility for, and pay when due, expenses incurred by Unistar but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. The purpose of this contribution from Executone is to provide Unistar with sufficient funds to continue as a going concern until Unistar achieves a break-even position. In addition, Unistar will receive an estimated $2.5 million in proceeds from the Offering.

The Consolidated Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Unistar in the future or had it operated as a separate independent company during the periods presented. The Consolidated Financial Statements included herein do not reflect any changes that may occur in the financing and operations of Unistar as a result of the spin-off.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation. The accompanying consolidated financial statements include the accounts of Unistar Gaming Corp and its wholly-owned subsidiary, UniStar Entertainment, Inc.. In consolidating the accompanying financial statements, all significant intercompany transactions have been eliminated. Unistar was allocated $313,044 in overhead costs related to Executone's administrative costs during the year ended December 31, 1997 and are included in operating expenses in the Consolidated Statements of Operations (see Note 8). Such costs were not allocated during 1996 or 1995 as they were not material at that stage of business development. The expenses allocated to Unistar for these services are not necessarily indicative of the expenses that would have been incurred if Unistar had been a separate, independent entity and had otherwise managed these functions. Subsequent to the spinoff, Unistar will be required to manage these functions and will be responsible for the expenses associated with the management of a public corporation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pre-acquisition Financial Data. Executone acquired Unistar on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, Unistar was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, Unistar's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the National Indian Lottery (See Notes 3 and 4 on pages F-7 and F-9, and Note 6 on page F-17), all of which were recorded on the balance sheet. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of Unistar on December 19, 1995 is not comparable to periods subsequent to the acquisition. See below for discussion of the accounting treatment for each category of these costs.

In addition, the Consolidated Statement of Cash Flows for the year ended December 31, 1995 is based upon cash flows during the pre-acquisition period of January 1, 1995 through December 18, 1995. Other than the acquisition, which was a noncash transaction, there was no Unistar activity from December 19, 1995 through December 31, 1995.

The pre-acquisition financial data has not been restated to conform to the post-acquisition presentation.

Computer Hardware and Software. The costs of developing of the gaming and business software systems for the Lottery, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems, are all assets of Unistar and are classified in Other Assets on the Consolidated Balance Sheets. On January 1, 1998, these expenditures were reclassified to Property & Equipment and are being depreciated over the term of the Management Agreement.

Intangible Assets. Intangible assets represent the excess of the purchase price of Unistar over the fair value of the net liabilities assumed. Goodwill amortization began January 1, 1998 with the commencement of the Management Agreement with the NIL and will continue over a five-year period. The amortization rate is the percentage derived by dividing current quarterly NIL revenue by management's estimate of total NIL revenue during the term of the Management Agreement.

The carrying value of intangibles is evaluated periodically in accordance with the provisions of FAS No. 121 Accounting for the Impairment of Long-Lived Assets, by projecting future undiscounted net cash flows of the underlying business. If the sum of such cash flows is less than the book value of the long-lived assets, including intangibles, projected future cash flows are discounted and intangibles are adjusted accordingly. As of December 31, 1997, management believes no impairment of the carrying value of intangible assets exists.

Advances to NIL. In accordance with the Management Agreement, Unistar is responsible for providing operating capital to fund the development of the NIL including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses, Unistar shared activity expenses and other operational costs. The first $8.5 million of such expenditures are not reimbursable to Unistar. Such costs have been deferred and will be depreciated beginning January 1, 1998 or charged to income as profit distributions are made to Unistar from the NIL, as applicable. Any sums advanced above the $8.5 million requirement are recorded as advances from Unistar and will be reimbursed to Unistar from NIL net revenues. In addition, Unistar is required to make a guaranteed monthly advance of $25,000 to the CDA, which began in 1995 under the previous owners, and will be reimbursed when the NIL is operational and making profit distributions to Unistar. This advance is not included in the total expenditures used to calculate expenditures in excess of the $8.5 million expenditure threshold.

Investment in IGT. Unistar owns 233,333 shares (a 2.2% ownership interest) of IGT (subsequently renamed Virtual Gaming Technologies). The investment in IGT is recorded at cost. The fair value of this investment is in excess of its carrying value as of August 28, 1998 and is approximately $1.3 million.

Other Assets. Unistar expenditures relating to the development of the gaming and business software systems for the NIL, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems have been included in Other Assets on the Consolidated Balance Sheets as of December 31, 1997 and 1996 (see Note 5).

Divisional Control. Historically, Unistar operated as a division of Executone. Accordingly, all operating, financing and investing activities of Unistar were funded through interdivisional transactions with Executone. The accompanying financial statements reflect this activity in the divisional control account. There has been no direct interest income or expense allocated to Unistar by Executone with respect to net liabilities or receivables. Prior to 1996, Unistar was funded by its previous owners.

Income Taxes.   The taxable income of Unistar is included in the consolidated federal and state income tax returns of Executone. As a result, Unistar did not record a provision for income taxes in its historical financial statements. Due to the lack of any historical earnings and given that Unistar has only generated taxable losses since its inception, the accompanying Consolidated Statements of Operations reflect no current or deferred tax benefit for these losses (see Note
7).

Earnings Per Share. Earnings per share have been omitted from the Consolidated Statements of Operations since such information is not meaningful and Unistar is not an entity with its own capital structure.

Noncash Investing and Financing Activities. The following noncash investing and financing activities took place during the three years ended December 31, 1997:

                                                1997     1996       1995
                                                ----     ----       ----
   Net assets acquired for Executone
       common and preferred stock             $     --   $ --    $12,711,000
   Capital leases for equipment acquisitions   611,126     --            --

Refer to the Consolidated Statements of Cash Flows for information on cash-related operating, investing and financing activities.

New Accounting Pronouncements. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. The Company anticipates that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets will be written off effective January 1, 1999, in accordance with this new pronouncement.

Note 4 - Advances to NIL

Certain Unistar expenditures to fund the NIL are reimbursable in accordance with the Management Agreement. These expenditures for the years ended December 31, 1997 and 1996 are summarized as follows:

                                          1997           1996
                                       ---------       --------
      NIL operating activities         $2,154,295      $342,587
      Guaranteed distributions to CDA     625,000       325,000
                                       ----------      --------

                Advances to NIL        $2,779,295      $667,587
                                       ==========      ========


Included in NIL operating activities are payroll and related costs, lobbying and legal fees, advertising and promotional expenses, Unistar shared activity expenses and other operational costs. Unistar shared activity expenses are direct NIL-related expenses incurred by Unistar which, effective July 1, 1997, are charged to the NIL. These costs include payroll and related costs for Unistar management personnel, as well as certain professional and other miscellaneous fees. Prior to July 1, 1997, such costs were included in Unistar's consolidated financial results.

Note 5 - Other Assets

Other assets consists of the following for the years ended December 31, 1997 and 1996:
                                          1997          1996
                                       ---------      ---------
      System Hardware and Software    $3,413,768      $487,130
      NIL Building Costs               1,072,654       223,726
      Executive Life Insurance & Other   259,707       212,579
                                       ---------      --------

                Advances to NIL       $4,746,129      $923,435
                                      ==========      ========


With the commencement of the Management Agreement in January 1998, System Hardware and Software expenditures were reclassified to Property and Equipment and are being depreciated over a five-year period.

Note 6 - Capital Lease Obligations

In 1997, Unistar has entered into capital lease arrangements for computer equipment with a net book value of approximately $540,000 at December 31, 1997. These leases have been capitalized using implicit interest rates which range from 8.4% to 9.5%.

The future maturities of long-term debt at December 31, 1997 are as follows:
$107,484 in 1998; $117,674 in 1999; $128,831 in 2000; $141,048 in 2001; $45,515
in 2002.

For the year ended December 31, 1997, cash payments for interest expense on indebtedness were not material.

Note 7 - Income Taxes

Since Unistar has yet to generate any current revenue and has no historical earnings to support the realization of any current or deferred tax benefits, no current or deferred tax benefit has been recorded on the Statements of Operations for income taxes applicable to the net loss. Unistar does have certain deferred tax assets which represent future tax deductions, but they can only be utilized if Unistar generates sufficient future taxable income. As of December 31, 1997, a valuation allowance has been provided for the entire deferred tax asset.

The components of and changes in the net deferred tax asset are as follows:

                                              Deferred
                                  Dec. 31,    (Expense)   Dec. 31
                                    1996       Benefit      1997
                                 ---------  ------------ ----------

Net operating losses           $   134,848 $   794,138 $   928,986
Deferred startup costs           2,895,833     324,075   3,219,908
                               ----------- ----------- -----------
                                 3,030,681   1,118,213   4,148,894

Valuation allowance             (3,030,681) (1,118,213) (4,148,894)
                               ----------- ----------- -----------
Deferred tax asset             $         - $         - $         -
                               =========== =========== ===========


As of December 31, 1997, Unistar has net operating loss carryforwards (NOLs), subject to review by the Internal Revenue Service, available to offset future income for tax return purposes of approximately $2.3 million. The NOLs expire as follows: $337,000 in 2011; $1,985,000 in 2012.

For the years ended December 31, 1997 and 1996, Unistar's startup costs are being deferred for tax purposes and will be amortized in the future, as taxable income generated. The amounts included in Executone's NOL primarily represent the deductibility of software development costs for tax purposes, which were capitalized for financial reporting purposes.

Note 8 - Related Party Transactions

Certain services are provided to Unistar by Executone including corporate management, legal, accounting, treasury, payroll, benefit administration, insurance, usage of computer systems, and office space at Executone's corporate office. During 1997, based upon a specific review of the corporate expenses incurred by Executone, $313,044 of such administrative costs were allocated to Unistar.

Subsequent to the Offering, certain services will be provided to Unistar by Executone under the terms of the Master Services Agreement. The services will include legal, payroll and benefit administration, office space at Executone's corporate office in Milford, CT, computer and various financial, accounting and tax services. Unistar will compensate Executone for these services at rates established in the Master Services Agreement, with such rate being equal to Executone's cost of providing each service, plus allocable overhead. Executone will provide these services for a period of 120 days after the separation of Unistar from Executone. Services can be extended beyond 120 days on a monthly basis by written agreement between the parties.

Note 9 - Commitments and Contingencies

Unistar, in its attempts to fulfill its responsibilities in accordance with the Management Agreement, faces certain risks. In attempting to conduct both the telephone and Internet lotteries, the NIL, which Unistar is managing, will be directly competing against lotteries operated by various states. Accordingly, the NIL is facing anticipated legal attempts to restrict or prohibit these activities.

On September 14, 1998, the Tribe, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the Lottery is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of counsel, that the operation of the Lottery is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. As in the case of other pending actions, a decision in this proposed proceeding against the Tribe and Unistar would have a material adverse effect on Unistar's current business, financial position and results of operations. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar.

In an attempt to block the NIL, certain states issued letters under 18 U.S.C.
Section 1084 (Section 1084) of the Indian Gaming Regulatory Act passed by Congress in 1988 (IGRA) to prevent the long-distance carriers from providing telephone service to the NIL. In 1995, the CDA initiated legal action against AT&T Corporation (AT&T) to compel the long-distance carriers to provide telephone service to the NIL. The CDA's position is that the lottery is authorized by IGRA, that IGRA preempts state law, and that Section 1084 is inapplicable and, therefore, the states lack authority to issue the Section 1084 notification letters to any long distance carrier. On February 28, 1996, and in a related ruling on May 1, 1996, the CDA Tribal Court ruled that CDA had satisfied all requirements of IGRA and that the Section 1084 letters issued by certain state attorneys general in an effort to interfere with the lawful operation of the NIL are invalid. In addition, the Tribal Court ruled that AT&T cannot refuse to provide telephone service based upon Section 1084. On July 2, 1997, the Tribal Appellate Court affirmed the lower Tribal Court's rulings and analysis, upholding the CDA's right to conduct the telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment in the U.S. District Court in Idaho against the CDA, seeking a federal court ruling as to the enforceability of the Tribal Court's May 1, 1996 order affirming the CDA's right to conduct the telephone lottery. The CDA has answered that complaint and filed a motion for partial summary judgment. AT&T has filed a cross-motion for summary judgment. Nineteen state attorneys general have been granted leave to file a brief as amicus curiae in respect to the interpretation of IGRA. These matters are still pending.

On May 28, 1997, the State of Missouri brought an action in the Missouri Circuit Court in Kansas City against UniStar Entertainment and the CDA to enjoin the NIL's US Lottery Internet instant games offered by the CDA and managed by UniStar Entertainment. The complaint sought civil penalties, attorneys' fees and court costs. The complaint alleged that the US Lottery violates Missouri anti-gaming laws and that the marketing and promotion of the US Lottery violate the Missouri Merchandising Practices Act. The CDA and UniStar Entertainment removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand the case back to the state court. The Court subsequently granted a motion to dismiss CDA from the case based on sovereign immunity. The Court preliminarily denied the motion to dismiss UniStar Entertainment based on sovereign immunity, although the Court indicated it might reconsider that decision. Unistar filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the Tribe to the Eighth Circuit Court of Appeals.

On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing case against Unistar and filed the next day, a new action against the Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court in a different district. The State obtained a temporary restraining order from a state judge enjoining the marketing of the Internet and telephone lottery in the State of Missouri. On February 5, 1998, the U. S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the CDA Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to State Court or, in the alternative, to seek a preliminary injunction. Both Eighth Circuit appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending Federal legislation.

On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the US Lottery offered by the Tribe on the Internet and managed by UniStar Entertainment. The complaint alleges that the offering of the US Lottery violates Wisconsin anti-gambling laws and that legality of the US Lottery has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the Tribe from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.

Based on consultation with and opinion rendered by outside legal counsel, it is anticipated that the favorable rulings of the tribal courts will be affirmed by the Idaho federal court. It is also anticipated that UniStar Entertainment also will prevail in the Missouri and Wisconsin lawsuits. However, there is no assurance of such a legal outcome.

Currently, there are two bills pending in Congress, Amendment 3266 to Senate appropriations bill S. 2260 (the Kyl/Bryant Amendment) and H.B. 4427 (the Goodlatte/McCollum Bill). The Senate passed the Kyl/Bryant Amendment in July 1998, and the Goodlatte/McCollum Bill is currently pending in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the Lottery unlawful. It is anticipated that an amendment to the pending House bill will be offered to specifically exempt from the prohibitions contained in that bill Indian Gaming conducted in accordance with IGRA. The Company is continuing to support efforts to include exceptions in these bills for gaming conducted by an Indian tribe that is authorized by IGRA.

There are also market risks associated with the development of the NIL. Unistar believes there is a national market for the NIL based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery. In the event that the telephone and Internet lotteries do not attain the level of market acceptance anticipated by Unistar or if the outcome of the pending lawsuits or legislative proposals in Congress is adverse, there would be a material adverse effect on NIL operations and, accordingly, on Unistar.

In order to facilitate Executone's business plan in connection with the Offering, Executone has offered to Michael W. Yacenda and Robert Hopwood, participants in the Stock Plan, a retention and incentive program effective as of ___________, 1998 (the "Transition and Retention Plans"). The Transition and Retention Plans extend the Stock Loans of Messrs. Yacenda and Hopwood, the aggregate amount of which is $1.8 million, including $400,000 in interest advanced to Messrs. Yacenda and Hopwood, to the earlier of March 31, 2001, or the date on which their respective employment with Unistar terminates. Under the Transition and Retention Plans, Messrs. Yacenda and Hopwood earn forgiveness of their respective Stock Loans over time. Unistar has agreed to advance to Messrs. Yacenda and Hopwood the interest on such loans that accrues after the Closing Date as it comes due. Executone previously had agreed to guarantee the Stock Loans. If Messrs. Yacenda or Hopwood resign while there exists an outstanding balance on their respective Stock Loans, then the resigning employee is liable for that portion of such

Stock Loan that has not been forgiven. If Messrs. Yacenda and Hopwood remain employed with Unistar and the full benefit under the Transition and Retention Plans vests, then, pursuant to the Exchange Agreement, Unistar and Executone will share equally in any liability incurred under the Transition and Retention Plans. If Messrs. Yacenda or Hopwood resign from Unistar, Unistar will indemnify Executone for 50% of any liability it incurs as a result of such guarantee. If Unistar terminates the employment of Messrs. Yacenda or Hopwood, Unistar will indemnify Executone for 100% of any liability it incurs as a result of such guarantee.

                      Unistar Gaming Corp and Subsidiary
                         Consolidated Balance Sheets
                                 (Unaudited)

                                                                           June 30,
                                                                 ------------------------
                                                                   1998             1997
                                                                 ---------        -------
ASSETS
Current Assets
      Prepaids and other current assets                      $     1,625       $         -
                                                             -----------       -----------
            Total Current Assets                                   1,625                 -
Property & Equipment, net                                      3,915,000            14,000
Intangible Assets                                             13,002,580        15,841,000
Advances to NIL                                                9,687,688         1,246,266
Investment in IGT                                                700,000           700,000
Other Assets                                                   1,610,085         3,277,960
                                                             -----------       -----------
            TOTAL ASSETS                                     $28,916,978       $21,079,226
                                                             ===========       ===========

LIABILITIES AND DIVISIONAL CONTROL
LIABILITIES
Current Liabilities
      Current portion of capital lease obligations           $   115,336       $    76,971
      Accounts payable and accrued liabilities                   139,350           832,502
                                                             -----------       -----------
                                                                 254,686           909,473

Deferred Income                                                2,173,215                 -
Long-Term Capital Lease Obligations                              372,156           353,917
                                                             -----------       -----------
                                                               2,800,057         1,263,390

DIVISIONAL CONTROL
Investment in Unistar                                         28,095,688        21,045,556
Accumulated Deficit                                           (1,978,767)       (1,229,720)
                                                             -----------       -----------
                                                              26,116,921        19,815,836
                                                             -----------       -----------

            TOTAL LIABILITIES AND
                DIVISIONAL CONTROL                           $28,916,978       $21,079,226
                                                             ===========       ===========




The accompanying notes are an integral part of these consolidated balance sheets.

                          Unistar Gaming Corp and Subsidiary
                        Consolidated Statements of Operations
                                   (Unaudited)


                                                        Six-Month Periods Ended
                                                                June 30,
                                                      --------------------------
                                                         1998              1997
                                                      ---------          -------
   Revenues                                           $       -         $       -

   Cost of Revenues                                           -                 -
                                                      ---------         ---------
         Gross Profit                                         -                 -

   Operating Expenses:
         Payroll and related                            300,320           331,424
         Other selling, general and administrative      199,993           137,648
         Depreciation and amortization                  412,999             2,050
         Expenses charged to NIL                       (500,770)                -
                                                      ---------         ---------

   Operating Loss                                      (412,542)         (471,122)

   Other Expenses                                          (458)           (3,016)
                                                      ---------         ---------

   Net Loss                                           $(413,000)        $(474,138)
                                                      =========         =========


The accompanying notes are an integral part of these consolidated statements.

                          Unistar Gaming Corp and Subsidiary
                        Consolidated Statements of Cash Flows
                                     (Unaudited)



                                                    Six-Month Periods Ended
                                                            June 30,
                                                  --------------------------
                                                     1998            1997
                                                  ----------       ---------
Cash Flows from Operating Activities:
     Net Loss                                   $  (413,000)    $  (474,138)
     Adjustment to reconcile net loss to net
        cash used by operating activities:
     Depreciation and amortization                  412,999           2,050
     Changes in working capital items
        Accounts payable and accruals              (276,473)        (89,291)
        Other working capital items, net             (1,624)          9,000
                                                -----------     -----------
Net Cash Used by Operating Activities              (278,098)       (552,379)
                                                -----------     -----------

Cash Flows from Investing Activities:
   Capital Expenditures                          (1,131,052)     (1,138,418)
   Distributions to CDA                            (150,000)       (150,000)
   Advances to NIL                               (1,594,580)       (428,679)
   Capital Contributed to NIL                      (394,512)       (895,681)
   Other                                           (184,125)        (23,062)
                                                -----------     -----------
Net Cash Used by Investing Activities            (3,454,269)     (2,635,840)
                                                -----------     -----------

Cash Flows from Financing Activities:
   Repayment of Capital Lease Obligations           (53,060)        (19,948)
   Advances from Executone                        3,785,427       3,208,167
                                                -----------     -----------
Net Cash Provided by Financing Activities         3,732,367       3,188,219
                                                -----------     -----------

Net Change in Cash                                        -               -
Cash, Beginning of Period                                 -               -
                                                -----------     -----------
Cash, End of Period                             $         -     $         -
                                                ===========     ===========




The accompanying notes are an integral part of these consolidated statements.

                      Unistar Gaming Corp and Subsidiary
             Notes to Unaudited Consolidated Financial Statements
                   Six Months Ended June 30, 1998 and 1997
                                 (Unaudited)

Note 1 - The Consolidated Balance Sheets at June 30, 1998 and 1997 and the Consolidated Statements of Operations and Cash Flows for the six-month periods ended June 30, 1998 and 1997 have not been audited, but have been prepared in conformity with the accounting principles applied in the Unistar Gaming Corp. and Subsidiary (Unistar or the Company) audited consolidated financial statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997. In the opinion of management, this information includes all material adjustments necessary for a fair presentation. The results for the six-month periods are not necessarily indicative of the results expected for the year.

These consolidated financial statements should be read in conjunction with the audited financial statements and notes as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997.

Note 2 - In January 1998, the National Indian Lottery (the NIL) became operational with the launch of the draw lottery. Unistar reclassified $4.3 million of assets from Other Assets to Property & Equipment during the six-month period ended June 30, 1998 and commenced depreciating the assets over the 5-year term of the Management Agreement. Property & Equipment consists of the following at June 30, 1998 and 1997:

                                          1998           1997
                                       ---------       -------
      Computer Hardware               $  743,749     $       -
      Computer Software                3,347,138             -
      Office Phone System                116,073             -
      Other                              101,366        18,276
                                      ----------     ---------
                                       4,308,326        18,276

      Less: Accumulated Depreciation    (393,326)       (4,276)
                                      ----------     ---------
                                      $3,915,000     $  14,000
                                      ==========     =========


Depreciation expense for the six-month period ended June 30, 1998 was $387,000. Effective January 1998, Unistar also began amortizing goodwill. Goodwill amortization for the six-month period ended June 30, 1998 was $26,000. Goodwill will be charged to expense over the 5-year term of the Management Agreement. The amortization rate is the percentage derived by dividing current quarterly NIL revenue by management's estimate of total NIL revenue during the term of the Management Agreement.

Note 3 - Beginning in July 1997, and in accordance with the Management Agreement, Unistar commenced charging the NIL for Unistar shared activity expenses. During the six-month period ended June 30, 1998, $500,770 of shared activity expenses were charged to the NIL.

Note 4 - Due to advertising, professional fees and other startup costs, the NIL has yet to generate profits. As a result, Unistar has not recognized any revenue under the terms of the Management Agreement as of June 30, 1998.

Note 5 - In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. The Company anticipates that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets will be written off effective January 1, 1999, in accordance with this new pronouncement.

Note 6 - During the three-month period ended June 30, 1998, certain provisions in the Management Agreement have been clarified based upon the current operational status of the NIL. These provisions relate to the reclassification of certain costs from a non-reimbursable asset category to a reimbursable category to Unistar by the NIL. Accordingly, $5.0 million has been reclassified to Advances to NIL representing additional amounts reimbursable from the NIL, offset by a $2.8 million reduction in goodwill (reflecting pre-acquisition costs) and $2.2 million in deferred income (reflecting post-acquisition costs previously expensed by Unistar prior to 1998). These adjustments reflect the additional expenditures which are receivable from the NIL and will be repaid when the NIL is making profit distributions.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Tribal Gaming Director of the Coeur d'Alene Tribe:

We have audited the accompanying balance sheet of the National Indian Lottery as of September 30, 1997, and the related statements of operations and accumulated deficit and cash flows for the period from inception (January 16, 1995) to September 30, 1997. These financial statements are the responsibility of the entity's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the National Indian Lottery as of September 30, 1997, and the results of its operations and its cash flows for the period from inception to September 30, 1997 in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP


Stamford, Connecticut
November 4, 1997

                            National Indian Lottery
                                 Balance Sheets


                                                  September 30,      June 30,
                                                       1997            1998
                                                  -------------    -----------
                                                                   (Unaudited)
Assets
Current Assets
     Cash                                         $    10,470     $     39,565
     Accounts receivable                               26,402           53,408
     Other current assets                             185,527          170,584
                                                  -----------     ------------
        Total current assets                          222,399          263,557

Property and equipment, net                         2,523,036        2,511,565
                                                  -----------     ------------
     Total Assets                                 $ 2,745,435     $  2,775,122
                                                  ===========     ============

Liabilities & Deficit
Current Liabilities
     Accounts payable & accrued liabilities       $   320,306     $  1,326,594
     Customer deposits                                123,005          226,393
                                                  -----------     ------------
        Total current liabilities                     443,311        1,552,987

Advances from Unistar:
     Operating capital                              3,237,303        8,662,688
     Guaranteed distributions to CDA                  800,000        1,025,000
                                                  -----------     ------------
                                                    4,037,303        9,687,688
                                                  -----------     ------------
     Total Liabilities                              4,480,614       11,240,675

Contributed Capital from Unistar                    5,324,356        3,241,275
Accumulated Deficit                                (7,059,535)     (11,706,828)
                                                  -----------     ------------
     Total Deficit                                 (1,735,179)      (8,465,553)
                                                  -----------     ------------
     Total Liabilities & Deficit                  $ 2,745,435     $  2,775,122
                                                  ===========     ============


The accompanying notes are an integral part of these balance sheets.

                           National Indian Lottery
               Statements of Operations and Accumulated Deficit


                                            Inception        Nine-Month    Cumulative From
                                      (Jan. 16, 1995) to    Period Ended  Inception Through
                                         Sept. 30, 1997    June 30, 1998    June 30, 1998
                                         --------------    -------------    -------------
                                                            (Unaudited)      (Unaudited)
Revenues                                  $   537,645     $  7,747,009     $ 8,284,654

Cost of Revenues                              455,915        6,913,516       7,369,431
                                          -----------     ------------    ------------
Gross Profit                                   81,730          833,493         915,223
                                          -----------     ------------    ------------
Costs and Expenses:
      Payroll and payroll-related             218,946          492,227         711,173
      Travel and entertainment                271,374            5,646         277,020
      Professional fees                     2,565,858          968,208       3,534,066
      Legal and audit fees                  1,113,054        1,276,998       2,390,052
      Shared activities                     1,396,086          701,081       2,097,167
      Advertising & promotions                433,903        1,382,978       1,816,881
      CDA Payment                             128,001                -         128,001
      Depreciation                                  -           42,600          42,600
      Other                                   214,043          386,048         600,091
                                          -----------     ------------    ------------
                                            6,341,265        5,255,786      11,597,051
                                          -----------     ------------    ------------

Net Loss                                   (6,259,535)      (4,422,293)    (10,681,828)

Accumulated Deficit, beginning of period            -       (7,059,535)              -
Guaranteed Distributions to CDA              (800,000)        (225,000)     (1,025,000)
                                          -----------     ------------    ------------
Accumulated Deficit, end of period        $(7,059,535)    $(11,706,828)   $(11,706,828)
                                          ===========     ============    ============



The accompanying notes are an integral part of these statements.

                            National Indian Lottery
                            Statement of Cash Flows




                                           Inception        Nine-Month    Cumulative From
                                      (Jan. 16, 1995) to   Period Ended    Inception To
                                        Sept. 30, 1997     June 30, 1998   June 30, 1998
                                        --------------     -------------   -------------
                                                            (Unaudited)     (Unaudited)

Cash Flows from Operating Activities:
Net loss                                  $(6,259,535)      $(4,422,293)  $(10,681,828)
Depreciation                                        -            42,600         42,600
Changes in working capital items              231,382         1,097,613      1,328,995
                                           ----------       -----------   ------------
Net Cash Used by Operating Activities      (6,028,153)       (3,282,080)    (9,310,233)

Cash Flows from Investing Activities:
Capital expenditures                       (2,523,036)          (31,129)    (2,554,165)
                                          -----------       -----------   ------------
Net Cash Used by Investing Activities      (2,523,036)          (31,129)    (2,554,165)

Cash Flows from Financing Activities:
Contributed capital from Unistar            5,324,356        (2,083,081)     3,241,275
Advances from Unistar                       4,037,303         5,650,385      9,687,688
Guaranteed distributions to CDA              (800,000)         (225,000)    (1,025,000)
                                          -----------       -----------    -----------
Net Cash Provided by Financing Activities   8,561,659         3,342,304     11,903,963
                                          -----------       -----------    -----------
Net Increase in Cash                           10,470            29,095         39,565
Cash, Beginning of Period                           -            10,470              -
                                          -----------       -----------   ------------
Cash, End of Period                       $    10,470       $    39,565   $     39,565
                                          ===========       ===========   ============





The accompanying notes are an integral part of these statements.

                           NATIONAL INDIAN LOTTERY
                        Notes to Financial Statements

Note 1 - Nature of the Business

Organization
------------

The Coeur d'Alene Tribe (CDA or the Tribe) is a federally recognized Indian Tribe possessing sovereign powers of self-government over the Coeur d'Alene Indian Reservation. The CDA established an enterprise known as the National Indian Lottery (NIL) on January 16, 1995. The NIL consists of the activities related to the development and operation of a telephone lottery and related Internet games.

Gaming Compact
--------------

Regulation of gaming on Indian lands is provided for under the provisions of the Indian Gaming Regulatory Act of 1988 (IGRA). Pursuant to IGRA, an Indian tribe may conduct gaming on Indian land if that tribe has entered into a compact with the state where the tribe is located and the Secretary of the Interior has approved the compact. In December 1992, the Coeur d'Alene Tribe of Idaho entered into a 1992 Class III Gaming Compact (Compact) with the State of Idaho, which set forth the provisions under which the CDA would conduct specified gaming operations, including a lottery, on its reservation. The Compact also authorized the CDA to enter into management agreements for the development and operation of its gaming activities.

Management Agreement
--------------------

The CDA entered into a Management Agreement (Management Agreement) with UniStar Entertainment, Inc. to design, develop, finance and manage the NIL. The agreement was approved in January 1995 by the National Indian Gaming Commission
(NIGC). The NIL encompasses a national telephone lottery and an on-line US Lottery Internet site. In return for these management services, the NIL will pay UniStar Entertainment a fee equal to 30% of net revenues. Net revenue is defined as gross revenues of the NIL, less amounts paid for prizes and total gaming related operating expenses. The remaining 70% of the net revenues will be paid to the CDA. Under the Management Agreement, UniStar is required to provide funding for the development of the NIL, including the construction of the lottery facility on the reservation, computer and software costs to build the operating systems and other development costs. See Note 3 for further detail on Unistar funding. Although UniStar is responsible for the development and day-to day management of the NIL, the CDA's Director of Gaming has direct management oversight authority over budgets relating to the startup and/or operation of the NIL, all contracts or subcontracts entered into for the purposes of operating the NIL and other matters specified in the Management Agreement.

The term of the Management Agreement is for five years from the date the NIL begins gaming activities (for contract purposes, gaming activities commenced in January 1998). The Management Agreement can be extended for an additional two years with the approval of the NIGC. The CDA shall have the right after the five- or seven-year term of the Management Agreement, subject to NIGC requirements and approvals, to continue to operate the NIL, utilizing UniStar Entertainment proprietary systems for an indefinite period for an annual royalty payment to be negotiated between the CDA and UniStar of not more than 5% of net revenues.

Lottery Games
-------------

Unistar contracted with third parties for software development and system architecture for the Internet and telephone-based Lottery. The architecture of the Internet-based Lottery, particularly the business system, data base structure and the banking interface, was completed in 1997 for the Tribe's Internet instant games, which began test marketing in July 1997. This was a critical building block in Unistar's further development of the telephone-based Lottery that the Tribe launched in January 1998.

The Lottery product portfolio consists of two product lines - instant lottery games and draw lottery games. Both the instant and draw lottery games are conducted under the US Lottery trade name. Instant games are modeled after state lottery scratch off instant tickets and include such games as Lotto and Bingo. The draw product line consists of the Super 6 national weekly draw lottery where tickets are available both by telephone and over the Internet. The Super 6 was launched on January 20, 1998.

Development Stage Risks
-----------------------

The NIL's activities to date have been primarily related to the development of the telephone lottery, including the on-line Internet site. The NIL was considered a development stage enterprise until it commenced its planned principal operations on January 20, 1998 with the launch of the Super6 draw lottery, a telephone-based lottery game. The NIL has generated $8.3 million in revenues since inception on January 16, 1995. In addition, as of June 30, 1998, the NIL has incurred cumulative losses since inception of $10.7 million. The NIL's funding through June 30, 1998 has been provided through advances and capital contributions from Unistar totaling $12.9 million.

There is no assurance that the legal issues currently pending will be resolved in favor of the NIL (See Note 4). Such challenges could result in a temporary or permanent restriction or prohibition of NIL activities in certain states or nationwide. In addition, there is no assurance that there will be market acceptance of a telephone or Internet lottery, both of which are new to the marketplace. Even in the event that these risks are overcome, the NIL is not expected to generate significant revenue until 1999.

In addition, the NIL is dependent upon the capital, management and operational skills of Unistar, including the development of the call center and Internet software systems necessary for the operation of the telephone and Internet lotteries.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation
---------------------

The accompanying financial statements include the accounts of the National Indian Lottery, an enterprise wholly-owned by the CDA and established to develop and operate a telephone lottery and related Internet games. Accordingly, the accompanying financial statements do not include any other entities owned or operated by the CDA.

Use of Estimates
----------------

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
-------------------

Revenue from the Internet Lottery is recognized when a customer electronically purchases a ticket for one of the US Lottery games at the reservation operation center located on the Coeur d'Alene Reservation in Idaho. In the telephone and Internet draw lottery, revenue is recognized when the drawing is held and is based upon the sales value of tickets purchased.

Operating Capital
-----------------

UniStar, in accordance with the Management Agreement, is funding the operations of the NIL. Funding which is not reimbursable from the future net revenues of the NIL is being reflected in the accompanying financial statements as contributed capital. Funding which is reimbursable from the future net revenues of the NIL is reflected in the accompanying financial statements as advances from Unistar (See Notes 3 and 6).

Income Taxes
------------

The CDA is an Indian Tribal Corporation organized under Section 17 of the Indian Reorganization Act of 1934 and is not subject to either federal or state income taxes. As a result, the NIL has made no provision for such taxes.

Property and Equipment
----------------------

Property and equipment at June 30, 1998 and September 30, 1997 consists of the building which serves as the NIL operations center. Depreciation commenced in January 1998 when the NIL was deemed operational and will continue on a straight-line basis over the building's estimated 30-year service life. Accumulated depreciation as of June 30, 1998 totaled $42,600.

Note 3- Funding Provided by Unistar

In accordance with the Management Agreement, Unistar is responsible for providing operating capital to fund the development of the NIL including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses and other operational costs. The first $8.5 million of such expenditures are not reimbursable to Unistar. Certain expenditures that are included in the $8.5 million requirement are Unistar assets, such as the computer system and related software development costs, and do not appear as assets of the NIL. NIL operating expenses funded by Unistar are recorded as capital contributions to the NIL to the extent they are not reimbursable. Any sums advanced above the $8.5 million requirement are recorded as advances from Unistar and will be reimbursed to Unistar from the net lottery revenues once gaming has commenced. Based upon expenditures through June 30, 1998, Unistar has exceeded the $8.5 million minimum requirement.

A cumulative summary of operating capital funded by Unistar through June 30, 1998 and September 30, 1997 is as follows:

NIL Statements                                   September 30, 1997          June 30, 1998
--------------                                   ------------------          -------------
      NIL operating and development expenses      $ 6,259,535                $  10,681,828
      Building costs, net of depreciation           2,523,036                    2,511,565
      Unpaid commitments                             (220,912)                  (1,289,430)
                                                  ------------               -------------
                                                    6,561,659                   11,903,963
Unistar Assets Used by NIL
--------------------------
      Computer system development                   3,017,094                    5,082,833
      Miscellaneous PP&E                              158,550                      175,892
                                                   -----------               -------------
                                                    3,175,644                    5,258,725
                                                   -----------               -------------
Total Funding                                      11,737,303                   11,737,303

Non-Reimbursable Funding                            8,500,000                    8,500,000
                                                   -----------               -------------

Reimbursable to Unistar                          $  3,237,303                $   8,662,688
                                                 =============               =============


Cumulative expenditures at June 30, 1998 are approximately $8.7 million in excess of the $8.5 million minimum. This excess is reimbursable to Unistar and, accordingly, $8.7 million of the Unistar funding as of June 30, 1998 has been reflected as an advance from Unistar.

Note 4 - Commitments and Contingencies

Unistar, in its attempts to fulfill its responsibilities in accordance with the Management Agreement, faces certain risks. In attempting to conduct both the telephone and Internet lotteries, the NIL, which Unistar is managing, will be directly competing against lotteries operated by various states. Accordingly, the NIL is facing anticipated legal attempts to restrict or prohibit these activities.

On September 14, 1998, the Tribe, Unistar and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the Lottery is legal under 18 U.S.C. ss.ss.1952 and 1955. Unistar is informed that the Department of Justice views such operation to be in violation of such statutes. Executone and Unistar believe, based on advice of counsel, that the operation of the Lottery is legal. The Department of Justice has proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. As in the case of other pending actions, a decision in this proposed proceeding against the Tribe and Unistar would have a material adverse effect on Unistar's current business, financial position and results of operations. Unistar has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. If Unistar and the Department of Justice do not agree as to such a jointly pursued action, the Department of Justice may determine to commence civil or criminal proceedings against Unistar.

In an attempt to block the NIL, certain states issued letters under Section 1084 to prevent the long-distance carriers from providing telephone service to the NIL. In 1995, the CDA initiated legal action against AT&T Corporation (AT&T) to compel the long-distance carriers to provide telephone service to the NIL. The CDA's position is that the lottery is authorized by the Indian Gaming Regulatory Act (IGRA) passed by Congress in 1988, that IGRA preempts state law, and that
Section 1084 is inapplicable and, therefore, the states lack authority to issue the Section 1084 notification letters to any long-distance carrier. On February 28, 1996, and in a related ruling on May 1, 1996, the CDA Tribal Court ruled that CDA had satisfied all requirements of IGRA and that the Section 1084 letters issued by certain state attorneys general in an effort to interfere with the lawful operation of the NIL are invalid. In addition, the Tribal Court ruled that AT&T cannot refuse to provide telephone service based upon Section 1084. On July 2, 1997, the Tribal Appellate Court affirmed the lower Tribal Court's rulings and analysis, upholding the CDA's right to conduct the telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment in the U.S. District Court in Idaho against the CDA, seeking a federal court ruling as to the enforceability of the Tribal Court's May 1, 1996 order affirming the CDA's right to conduct the telephone lottery. The CDA has answered that complaint and filed a motion for partial summary judgment. AT&T has filed a cross-motion for summary judgment. Nineteen state attorneys general have been granted leave to file a brief as amicus curiae in respect to the interpretation of IGRA. These matters are still pending.

On May 28, 1997, the State of Missouri brought an action in the Missouri Circuit Court in Kansas City against UniStar Entertainment and the CDA to enjoin the NIL's US Lottery Internet instant games offered by the CDA and managed by UniStar Entertainment. The complaint sought civil penalties, attorneys' fees and court costs. The complaint alleged that the US Lottery violates Missouri anti-gaming laws and that the marketing and promotion of the US Lottery violate the Missouri Merchandising Practices Act. The CDA and UniStar Entertainment removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand the case back to the state court. The Court subsequently granted a motion to dismiss CDA from the case based on sovereign immunity. The Court preliminarily denied the motion to dismiss UniStar Entertainment based on sovereign immunity, although the Court indicated it might reconsider that decision. Unistar filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the Tribe to the Eighth Circuit Court of Appeals.

On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing case against Unistar and filed the next day, a new action against the Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court in a different district. The State obtained a temporary restraining order from a state judge enjoining the marketing of the Internet and telephone lottery in the State of Missouri. On February 5, 1998, the U. S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order, effective February 9, 1998. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the CDA Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to State Court or, in the alternative, to seek a preliminary injunction. Both Eighth Circuit appeals will be argued on September 21, 1998. On July 31, 1998, the District Court for the Western District of Missouri stayed proceedings in the case before it pending resolution of the pending appeals in the Eighth Circuit and pending Federal legislation.

On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the US Lottery offered by the Tribe on the Internet and managed by UniStar Entertainment. The complaint alleges that the offering of the US Lottery violates Wisconsin anti-gambling laws and that legality of the US Lottery has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the Tribe from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. Motions to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals.

Based on consultation with and opinion rendered by outside legal counsel, it is anticipated that the favorable rulings of the tribal courts will be affirmed by the Idaho federal court. It is also anticipated that UniStar Entertainment also will prevail in the Missouri and Wisconsin lawsuits. However, there is no assurance of such a legal outcome.

Currently, there are two bills pending in Congress, Amendment 3266 to Senate appropriations bill S. 2260 (the Kyl/Bryant Amendment) and H.B. 4427 (the Goodlatte/McCollum Bill). The Senate passed the Kyl/Bryant Amendment in July 1998, and the Goodlatte/McCollum Bill is currently pending in the House of Representatives. Both bills are in direct conflict with IGRA, and arguably could make the Lottery unlawful. It is anticipated that an amendment to the pending House bill will be offered to specifically exempt from the prohibitions
contained in that bill Indian Gaming conducted in accordance with IGRA.   The
Company is continuing to support efforts to include exceptions in these bills for gaming conducted by an Indian tribe that is authorized by IGRA.

There are also market risks associated with the development of the NIL. Unistar believes there is a national market for the NIL based upon research into the experience of other national lotteries and the growth of the overall lottery market. However, there is no assurance that there will be acceptance of a telephone or Internet lottery. In the event that the telephone and Internet lotteries do not attain the level of market acceptance anticipated by Unistar or if the outcome of the pending lawsuits or legislative proposals in Congress is adverse, there would be a material adverse effect on NIL operations and, accordingly, on Unistar.

Note 5 - Related Party Transactions

Shared activity expenses are expenses incurred by Unistar on behalf of the NIL and consist of payroll and related costs, professional fees and other miscellaneous costs. Such amounts are included on the NIL statement of operations and totaled $701,081 for the nine-month period ended June 30, 1998 and $1.4 million from inception through September 30, 1997.

In 1995, the NIL paid $128,001 to the CDA.

Note 6 - Guaranteed Distributions to CDA

Unistar is required to fund a minimum of $25,000 each month to the CDA as a guaranteed net profit distribution, regardless of whether the NIL has commenced operations or whether net revenue is adequate to fund such commitment. This guaranteed payment will be deducted from CDA's share of future NIL net revenue distributions and will be reimbursed to Unistar. Accordingly, the guaranteed payments to the CDA are reflected as a distribution from the NIL in the accompanying financial statements. Since inception, these advances from Unistar on behalf of the NIL total $800,000 and $1,025,000 as of September 30, 1997 and June 30, 1998, respectively.

================================================================================
    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

             TABLE OF CONTENTS
                                                Page
                                                ----

PROSPECTUS SUMMARY                               1
RISK FACTORS                                     6
THE OFFERING                                     10
FEDERAL INCOME TAX CONSEQUENCES                  13
THE COMPANY                                      14
USE OF PROCEEDS                                  14
DISTRIBUTION POLICY                              14
CAPITALIZATION                                   15
UNISTAR OPERATIONS UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION               16
UNISTAR OPERATIONS SELECTED HISTORICAL
CONSOLIDATED FINANCIAL INFORMATION               19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS    20
ARRANGEMENTS BETWEEN EXECUTONE AND UNISTAR
RELATING TO THE OFFERING                         27
BUSINESS AND PROPERTIES OF UNISTAR               29
MANAGEMENT OF UNISTAR                            35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS   36
EXECUTIVE COMPENSATION                           37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS OF UNISTAR COMMON STOCK AND UNISTAR
PREFERRED STOCK                                  42
DESCRIPTION OF UNISTAR CAPITAL STOCK             44
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
PROVISIONS OF THE UNISTAR CERTIFICATE, THE
UNISTAR BYLAWS, THE UNISTAR RIGHTS PLAN          47
AND THE GENERAL CORPORATION LAW OF DELAWARE      47
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS                                         50
LEGAL MATTERS                                    50
EXPERTS                                          50
ADDITIONAL INFORMATION                           51

   Until __________ __, 199_ (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

================================================================================



                                9,953,251 Shares







                              UNISTAR GAMING CORP.



                                  Common Stock









                                   ----------
                                   PROSPECTUS
                                   ----------








                                     , 1998








================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

      Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant in connection with the issuance and distribution of the Rights and the Unistar Common Stock.

Securities and Exchange Commission, registration fee..............    $  734
NASD filing fee...................................................    ______
Nasdaq Stock Market listing fee...................................    ______
Printing and mailing..............................................    ______
Accountant's fees and expenses....................................    ______
Counsel fees and expenses.........................................    ______
Miscellaneous.....................................................    ______

    Total.........................................................    $
                                                                      ======


Item 14.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Amended and Restated Certificate of Incorporation of the Registrant (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant or is or was serving or has agreed to serve at the request of the Registrant as a director, officer, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all costs, expenses (including, but not limited to, attorneys' fees), judgments, fines, penalties, damages, losses, liabilities and amounts paid in settlement that are actually and reasonably incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Registrant within 30 days after the receipt by the Registrant of a written statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that it shall be a condition precedent to the advance payment of such expenses that there shall have been delivered to the Registrant a written undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified hereunder or otherwise. No bond or other security shall be required. The Registrant shall not be obligated to reimburse the costs of any settlement to which it has not agreed.

     No amendment, termination or repeal of such provision or any of the relevant provisions of the DGCL or any other applicable laws shall in any way diminish the rights of any director or officer of the Registrant to indemnification or to the advancement of costs and expenses under such provision with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     If such provision or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Registrant shall nevertheless indemnify, and advance costs and expenses to, each director or officer of the Registrant as to any costs, expenses (including, but not limited to, attorneys' fees), judgments, fines, penalties, damages, losses, liabilities and amounts paid in settlement with respect to any proceeding, to the full extent permitted by any applicable portion of such provision that shall not have been invalidated and to the fullest extent permitted by law.

     If the DGCL is amended after the filing of the Certificate with the Delaware Secretary of State to further expand the indemnification permitted to directors and officers of the Registrant, then the Registrant shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     The Certificate also provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director provided that this provision shall not eliminate or limit the liability of a directors: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (ii) under Section 174 of the DGCL; or (iv) or any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the initial filing of the Certificate to further eliminate or limit the personal liability of directors, then the liability of a Director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, termination or repeal of such provision shall in any way diminish any right or protection of a director of the Registrant that existed at the time of the final adoption of such amendment, termination or repeal.

     The Reorganization Agreement provides for indemnification by Executone of the Registrant, its Directors and officers, and by the Registrant of Executone, its Directors and officers for certain liabilities, including certain liabilities arising in connection with the Offering.

Item 15.  Recent Sales of Unregistered Securities

      On December 19, 1995, Executone acquired 100% of the Unistar Common Stock with a combined value of for Executone Common Stock and Executone Preferred Stock with a combined value of $12.7 million. Registrant issued these shares of Unistar Common Stock in reliance on an exemption from registration under Section 4(2) of the Securities Act.

      On August 12, 1998, Registrant entered into a Share Exchange Agreement pursuant to which Registrant will issue at the Closing Date Unistar Common Stock and Unistar Preferred Stock with a combined value ranging between approximately $5.1 million and $6.8 million, based on the estimate of the Executone Board, to holders of Executone Preferred Stock as described in the Prospectus. Registrant will issue these shares of Unistar Common Stock and Unistar Preferred Stock in reliance on an exemption from registration under Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

      (a)         Financial Statements

          All other schedules are omitted because the required information is not applicable or the information required has been disclosed in the financial statements and related notes included in the Prospectus.

      (b)         Exhibits


      Exhibit
      Number      Description
      ------      -----------
       3.1*       Amended and Restated Certificate of Incorporation of the Registrant
       3.2*       Bylaws of the Registrant
       4.1        Form of Common Stock Certificate
       4.2*       Form of Rights Certificate
       4.3        Form of Stockholder Rights Agreement between Registrant and _________________.
       5.1        Opinion of Hunton & Williams
      10.1*       Share Exchange Agreement, dated August 12, 1998, between
                  Executone, Registrant and Watertone Holdings L.P., Cooper Life
                  Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M.
                  Seslowe, 10-26 S. William Street Associates, Louis K. Adler
                  and Resource Holdings Associates.
      10.2*       Form of Reorganization Agreement between Registrant and Executone
      10.3*       Form of Master Services Agreement between Registrant and Executone
      10.4*       Form of Tax Sharing Agreement between Registrant and Executone
      10.5*       Form of Standby Agreement between Registrant and Unistar Buyer Group, LLC
      10.6*       Unistar Corporation Stock Option Plan
      10.7*       Employment Agreement, dated August 31, 1998, between Registrant and Michael W. Yacenda
      10.8*       Employment Agreement, dated August 31, 1998, between Registrant and Robert W. Hopwood
      10.9*       Employment Agreement, dated August 31, 1998, between Registrant and Charles A. Degliomini
      10.10*      Transition and Retention Plan of Michael W. Yacenda
      10.11*      Transition and Retention Plan of Robert W. Hopwood
      10.12*      Management Agreement, dated January 16, 1995, between UniStar Entertainment and the National Indian Lottery
      10.13       Consulting Agreement, dated ________, between Registrant and Alan Kessman
      10.14       Financial Advisory Agreement, dated _______, between Registrant and Resource Holdings Associates
      23.1*       Consent of Hunton & Williams
      23.2*       Consent of Arthur Anderson LLP
      24.1        Power of Attorney (included on signature page)
      27.1*       Financial Data Schedule for the Six-Month Period Ended June 30, 1998
      27.2*       Financial Data Schedule for the Year Ended December 31, 1997
      99.1*       Consent of Robert A. Berman to be named as a Director nominee
      99.2*       Consent of Stanley M. Blau to be named as a Director nominee
      99.3*       Consent of Alan Kessman to be named as a Director nominee
      99.4*       Consent of Jerry M. Seslowe to be named as a Director nominee
      99.5*       Consent of  Michael W. Yacenda to be named as a Director nominee

------------
*Filed herewith.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by Unistar Buying Group, LLC during the subscription period, the amount of unsubscribed securities to be purchased by Unistar Buying Group, LLC, and the terms of any subsequent reoffering thereof. If any public offering by Unistar Buying Group, LLC is to be made, a post-effective amendment will be filed to set forth the terms of such offering.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milford, State of Connecticut, on the 16th day of September, 1998.

                                 UNISTAR GAMING CORP.
                                 a Delaware corporation
                                 (Registrant)


                                 By: /s/ Michael W. Yacenda
                                     ______________________
                                     Michael W. Yacenda
                                     President, Treasurer, Principal Executive
                                     Officer, Principal Financial Officer and
                                     Principal Accounting Officer

      Each person whose signature appears below hereby constitutes and appoints Michael W. Yacenda his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 16th day of September, 1998 in the capacities indicated.

Signature                                    Title
---------                                    -----



/s/ Alan Kessman                             Director and Vice Chairman
______________________
Alan Kessman

/s/ Michael W. Yacenda                       Director, President, Treasurer
______________________                       Principal Executive Officer,
Michael W. Yacenda                           Principal Financial Officer
                                             and Principal Accounting Officer

                                                                EXHIBIT INDEX

      Exhibit     Document
      -------     --------
       3.1*       Amended and Restated Certificate of Incorporation of the Registrant
       3.2*       Bylaws of the Registrant
       4.1        Form of Common Stock Certificate
       4.2*       Form of Rights Certificate
       4.3        Form of Stockholder Rights Agreement between Registrant and _________________.
       5.1        Opinion of Hunton & Williams
      10.1*       Share Exchange Agreement, dated August 12, 1998, between
                  Executone, Registrant and Watertone Holdings L.P., Cooper Life
                  Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M.
                  Seslowe, 10-26 S. William Street Associates, Louis K. Adler
                  and Resource Holdings Associates.
      10.2*       Form of Reorganization Agreement between Registrant and Executone
      10.3*       Form of Master Services Agreement between Registrant and Executone
      10.4*       Form of Tax Sharing Agreement between Registrant and Executone
      10.5*       Form of Standby Agreement between Registrant and Unistar Buyer Group, LLC
      10.6*       Unistar Corporation Stock Option Plan
      10.7*       Employment Agreement, dated August 31, 1998, between Registrant and Michael W. Yacenda
      10.8*       Employment Agreement, dated August 31, 1998, between Registrant and Robert W. Hopwood
      10.9*       Employment Agreement, dated August 31, 1998, between Registrant and Charles A. Degliomini
      10.10*      Transition and Retention Plan of Michael W. Yacenda
      10.11*      Transition and Retention Plan of Robert W. Hopwood
      10.12*      Management Agreement dated, January 16, 1995, between UniStar Entertainment and the National Indian Lottery
      10.13       Consulting Agreement, dated ________, between Registrant and Alan Kessman
      10.14       Financial Advisory Agreement, dated _______, between Registrant and Resource Holdings Associates
      23.1*       Consent of Hunton & Williams
      23.2*       Consent of Arthur Anderson LLP
      24.1        Power of Attorney (included on signature page)
      27.1*       Financial Data Schedule for the Six-Month Period Ended June 30, 1998
      27.2*       Financial Data Schedule for the Year Ended December 31, 1997
      99.1*       Consent of Robert A. Berman to be named as a Director nominee
      99.2*       Consent of Stanley M. Blau to be named as a Director nominee
      99.3*       Consent of Alan Kessman to be named as a Director nominee
      99.4*       Consent of Jerry M. Seslowe to be named as a Director nominee
      99.5*       Consent of  Michael W. Yacenda to be named as a Director nominee

------------
*Filed herewith.